Exhibit 99.2

EVCI Career Colleges Holding Corp.

December 19, 2005

Joseph Frey, Assistant Commissioner
Office of Quality Assurance
Office of Higher Education
Room 977, Education Building Annex
Albany, NY 11234

Dear Joe:

On December 2, 2005, Interboro Institute received from the New York State Education Department a letter from you including a document, "State Education Department Analysis of Interboro Institute's Response to the Draft Report."

On December 5, 2005, Joseph Alperin, General Counsel and Vice President of Corporate Affairs at EVCI and I met in person with Barbara Meinert, you and for a portion of the meeting with Johanna Duncan-Poitier at the State Education Department Offices in Albany, New York.

We believe that our meeting on December 5, 2005 was very positive and productive. Specifically, we were very pleased with the introductory comments made by Johanna, along with Barbara's and your willingness to work collaboratively with the management of Interboro and EVCI before the formal submission of our response to the Department's December 2, 2005 documents.

At our December 5, 2005 meeting, we reaffirmed Interboro's commitment to be in compliance and to work in good faith with the Department in making additional constructive changes in the academic, administrative and financial operations of the college. This commitment was made with the belief that the Department understands that Interboro must remain financially viable and continue to serve its vision and mission.

In summary, we believe the following agreements/understandings were made at our December 5, 2005 meeting:

- Interboro can continue to use the CPAt ability to benefit test to accept new students for the Spring 2006 semester. The Department will determine whether Interboro can continue to use the CPAt after further analysis assessment with us including with respect to the new "Academic Assessment Plan for Improved Persistence and Graduation Rates", which was submitted to the Department on November 24, 2005, and additional strategies which will be recommended to us by consultants/advisors and Department staff.

- The Department will allow TestQuest to administer the CPAt ability to benefit test for new students applying for the spring 2006 semester. Interboro will accept a testing agency approved by the Department thereafter, so long as the costs are reasonable and the tests are conveniently administered at all Interboro locations accepting new students. Interboro absolutely believes in honest and proper test administration. Testquest is requesting a meeting with the Department, as soon as possible, in an effort to demonstrate to the Department its competencies in this regard.

We believe that the Department's December 2, 2005 documents were very critical of Interboro's operations, in part because of the poor graduation rates set forth on page two of its analysis of our response to the SED draft report. Unfortunately, the wrong statistics were provided to the Department by Interboro's Office of Institutional Research. The wrong statistics that were mistakenly provided by Interboro and quoted in the Department's December 2, 2005 document sets forth a 9.9 percent three year graduation rate for African American students and a 7.6 percent three year graduation rate for Hispanic students. Since the vast majority of Interboro students are either African American or Hispanic, the incorrect statistics would make anyone believe that Interboro's graduation rates are less than 10%, and furthermore, that the college has not shown improvement since it was acquired in January 2000 by EVCI when Interboro had an approximately 8.9% three year graduation rate.

The accurate three year graduation rate for the 2001 cohort is over 17%, and the four year graduation rate is over 20% at Interboro Institute. The overall three and four year graduation rates for the fall 2001 cohort were accurately set forth in the Department Draft Report dated October 6, 2005 and in Interboro's response dated November 7, 2005.

We honestly believe that Interboro has made great progress since EVCI acquired the college in improving its graduation rates from approximately 8.9% to over 17% in three years and over 20% in four years. This positive accomplishment occurred during the same period the college experienced dramatic new student enrollment growth.

We are therefore requesting that the Department reconsider many of its findings in its December 2, 2005 documents given the fact that our graduation rates are much better then the statistics Interboro erroneously provided to the Department in one of its submissions.

Interboro's graduation rate for minority students compares very favorably to other colleges who offer Associate Degrees in New York City. Our senior management believes that Interboro's graduation rate for ability to benefit students is probably higher than the ability to benefit graduation rates of students at most other New York colleges who serve this population. Unfortunately, ability to benefit graduation rates, disaggregated from other students, are not collected by the Department. We are requesting the Department collect this critically important information in order to create a highly respected model for ability to benefit students.

Ability to benefit students in New York City are largely the product of the public school system that graduates less than 50% of minority students, most of whom are African

American and Hispanic minorities. This underserved population generally takes more than three years to graduate from college because they must take remedial courses prior to credit bearing courses. Furthermore, many ability to benefit students must handle all the problems associated with poverty which interferes with completing an associate degree within three years. Interboro is absolutely committed to providing ability to benefit students a quality college education and a second chance in life.

I requested at the December 5, 2005 meeting in Albany that, instead of Interboro and EVCI management responding independently to the Department's December 2, 2005 document, we collaborate with the Department by creating a "working group" in preparing our response. The Department agreed with this suggestion. This attached draft document is our initial attempt to respond to the Department's December 2, 2005 documents, along with the areas of concern verbally conveyed to us by you at our meeting on December 5, 2005. We are in the process of hiring additional consultants/advisors to help us develop additional strategies to better serve ability to benefit students.

The Department agreed at our December 5, 2005 meeting in Albany to extend the time for Interboro to respond to the December 2, 2005 documents. We have requested written confirmation of this extension.

On behalf of the Board of EVCI, our faculty, administration, staff and most importantly **our students**, I want to find a way forward and have Interboro be a respected and financially viable model for serving ability to benefit students.

Sincerely,

John J. McGrath, Ph.D.
CEO & President
EVCI Career Colleges Holding Corp.

Cc: Johanna Duncan-Poitier, Deputy Commissioner
Barbara Meinert, Coordinator
EVCI Board of Directors
Joseph D. Alperin, General Counsel & Vice President for Corporate Affairs, EVCI
Joseph Looney, Chief Financial Officer, EVCI
Stephen Adolphus, President of Interboro Institute, (Vice President of Education and Government Relations at EVCI effective December 23, 2005)
Michael O'Brien, Executive Vice President, Interboro Institute, (Acting President of Interboro Institute effective December 23, 2005)

Interboro's Draft Working Document to the New York State Education Department in Preparation of Interboro's Formal Response to the Department's December 2, 2005 Documents.

Overview

The New York State Education Department's December 2, 2005 documents discuss admission irregularities at Interboro Institute. Upon receipt of the Department's draft report, the Audit Committee of the Board of Directors of EVCI Career Colleges Holding Corp. (EVCI) hired the independent law firm of Ritzert and Leyton, which conducted an extensive investigation into the admissions irregularities set forth in the New York State Education Department's Draft Report dated October 6, 2005. We note that the Department remains gravely concerned about the severity of its findings in the undercover investigation. We certainly shared this concern. Notwithstanding this concern, we believe that the investigation conducted by Ritzert and Leyton, without direction or interference from management, was extensive and handled with great integrity.

In an effort to prevent any misconduct in the future with respect to altering answers on tests to produce a passing grade, or the improper administration of the ability to benefit examination, Interboro has contracted with an independent testing agency and, pursuant to the cover letter attached to this document, will continue to outsource its ability to benefit and placement test services. Furthermore, we are conducting extensive compliance training and plan to test our employees on compliance competencies to ensure that our employees understand all the appropriate laws, rules, regulations, and policies governing Interboro Institute.

EVCI has recently appointed a new Assistant Vice President of Operations and Compliance who reports to the Vice President of Operations at EVCI along with reporting lines to EVCI's Chief Executive Officer and President, General Counsel, Chief Financial Officer, Vice President of Education and Government Relations, and the Audit Committee of the Board of Directors of EVCI.

EVCI is also creating an Internal Affairs Department which will utilize undercover student operatives to monitor compliance with laws, rules, regulations and policies at all of our colleges.

The Department's December 2, 2005 document comments on Interboro's apparent surprise of the findings of the October 7, 2005 draft review report. We reaffirm our position in Interboro's response to the draft report submitted November 7, 2005. Our meeting on December 5, 2005 in Albany was very positive and productive and, in that spirit, we hope such occurrences will be prevented in the future.

Interboro's aggressive enrollment growth and graduation rates have been criticized by the Department. We note that the Department's December 2, 2005 document states that there is insufficient evidence that Interboro Institute's efforts enable students it admits to

successfully achieve their higher education goals. The cover letter to this document corrects the wrong three year graduation rates for African American and Hispanic students which senior management recently learned were mistakenly provided by the Office of Institutional Research at Interboro Institute. The correct graduation rates are significantly better than those used by the Department and in line with the graduation rates for minority students statewide, and significantly better than the graduation rates in most New York City community colleges.

In an effort to further improve graduation rates, Interboro agreed to most of the recommendations in the Department's October 7, 2005 draft document. Furthermore, EVCI and Interboro's management are committed to working collaboratively and in good faith with the Department and Interboro plans to make additional constructive changes, including improved screening of new student applicants while maintaining our financial viability and fulfilling our vision and mission.

(Items in bold face through the rest of the document are references to language in the Department's December 2, 2005 letter and report)

A satisfactory plan to reduce enrollment at all locations

At our meeting in Albany on December 5, 2005, we recommended that Interboro Institute be allowed to register 1,000 new students for the Spring 2006 semester pursuant to the directive to further reduce overall enrollment in the Department's December 2, 2005 documents. Since that meeting, the Chief Financial Officer for EVCI and a team of our executive officers have been carefully analyzing the financial impact of such a decrease in overall enrollment. We plan to bring EVCI's Chief Financial Officer to the working group meeting in Albany to discuss the financial impact of this very significant enrollment reduction because it would be extremely harmful to the financial viability of the college and to EVCI. We are therefore requesting that the Department allow us to register 1,250 new students for the Spring 2006 semester given all the positive changes we have already made and are planning to implement, and the costs associated with these changes.

Interboro's 2005 fall semester enrollment was approximately 4,500 students. In September 2005, Interboro planned and budgeted for approximately 5,000 total students including approximately 2,000 new students for the Spring 2006 semester. Interboro anticipates approximately 3,000 continuing students for the Spring 2006 semester. This assumption of 3,000 continuing students is based on the belief that there will not be any significant loss of continuing students due to the adverse publicity in the media.

Please note that Interboro purposely slowed down its percentage increase in enrollment percentage growth in 2005 (25%) compared to 2004 (65%). This management decision is reflected in EVCI's public company filings.

After receiving the Department's October 7, 2005 draft report, Interboro agreed to limit its overall enrollment to approximately 4,500 students as opposed to its goal of 5,000

students for the Spring 2006 semester. The rationale for 4,500 students was to hold the Spring 2006 semester enrollment at the Fall 2005 level of 4,500 students. This proposal would decrease our new student enrollment by approximately 500 students.

The Department's December 2, 2005 document did not accept our proposal of 4,500 students, or approximately 1,500 new students. At our meeting on December 5, 2005 in Albany we recommended only registering 1,000 new students for the Spring 2006 semester. Our meeting occurred one business day after receiving the December 2, 2005 documents. Subsequently we calculated that a decrease of 1,000 students represents a loss of approximately $4,300,000 in tuition charged to student accounts in the spring 2006 semester alone. Furthermore, our Chief Financial Officer estimates approximately $400,000 in additional capitalized costs and an additional $1,000,000 in annualized expenses for the changes we agreed to implement in our November 7, 2005 response to the SED draft document.

Accordingly, in the Spring 2006 semester alone, Interboro will not realize approximately $4,300,000 in tuition charged to student accounts and will have approximately $500,000 in additional expenses which represents almost 5 million dollars before any additional changes we agree to make.

EVCI borrowed approximately $15,000,000 toward the purchase of Technical Career Institutes in September, 2005. EVCI must meet its covenants in the bank agreement. The bank could call the loan if EVCI does not meet its bank obligations. Such a scenario would be extremely harmful and could result in EVCI's colleges' inability to continue to operate.

Management plans to cut expenses dramatically at Interboro Institute. We cannot, however, cut costs where improvements are needed to further improve graduation rates and operational areas.

Interboro's model of serving economically disadvantaged minority students will be at great risk if we increase tuition to cover additional expenses to remain financially viable. The college purposely keeps its tuition lower than the combination of maximum TAP and Pell grants so students are not burdened with Title IV loans and interest charges. Furthermore, there is a risk of losing Title IV eligibility if Interboro students have significant default rates on federal loans. We hope to discuss our model with the Department at the working group meetings. We should engage in a critical analysis of a financially viable model to provide a college education that is affordable to ability to benefit students.

There will be a significant impact on resources. While the college will reduce expenses where it can, Interboro wishes to cooperate with SED suggestions by allowing more resources to be concentrated on enabling students to succeed, both through new initiatives listed below and because there will be no reduction (and in some cases increases) in academic advisors, developmental specialists, librarians, and tutors, and an increase in full time teaching staff, thus enriching the student/staff ratio in each of these

learning-related functions. However, should overall enrollment fall below the modified projections, the college would be forced to look for additional savings, to the detriment of some of the new initiatives.

Interboro's three-year associate degree graduation rate for black students was 9.9 per cent and for Hispanic students...7.6 per cent.

In conversations with SED staff, Interboro indicated that the above figures were drawn from an inaccurate HEDS report submitted by Interboro in March 2005. The correct three-year figures for the two groups are respectively 18.6% and 9.4%. Below are complete graduation figures for the cohort for three and four years. The four-year graduation rate for the cohort is 20.4%. The college has submitted the corrected form to SED. The corrected figures (below) are consonant with information previously reported to the Department and accurately reflected in the SED draft report.

Ethnic Group	Initial	yr 2	yr 3	yr 4	grad rate
Black	328	31	30	7	20.7
Asian	43	7	4	2	30.2
Hispanic	191	11	7	8	13.6
White	47	14	5		40.4
Other	52	3	3	3	17.3
Total	661	66	49	20	20.4

The suitability of the CPAt and raising of minimum performance standards in admissions and placement tests

Interboro and the Department have agreed that the use of the CPAt will continue for the Spring 2006 term. Interboro's response to the SED draft response includes a discussion of the suitability of the CPAt. The discussion below on characteristics of successful non-traditional college students, and Interboro's commitment to utilize research findings in better screening of applicants, reflects our philosophy that it is not the ability-to-benefit test which needs examination or replacement. The college believes that the CPAt with its new pass points, combined with the revised admissions processes, will result in admitting students with a measurably higher persistence rate.

Attachment A includes a description of the assessment document now being field tested at the college for use by admissions counselors at the first level of screening. The interviewer is provided an array of questions to help form an initial judgment about the non-cognitive aspects of the applicant's situation: living conditions and family support; financial support, level of motivation, and educational achievements, along with a scoring guide which helps to determine which of three categories best fits the applicant: reject, move to next stage of admissions, hold for second interview. The categories cover practical considerations which we have learned from experience can help or hinder the

student in achieving academic success along with psycho-social characteristics linked to success, based on the literature (see discussion below). Skill in balancing and assessing these variables (for instance, a potential student with few economic resources might exhibit such strong motivation and goal-centeredness as to offset this hindrance) can be learned through experience and training. A 20-hour training program for all admissions associates, including videotaped simulations and individual feedback, concludes December 23.

The second interview process will be conducted by new staff with training and skills in human development, with graduate degrees typically in social work or counseling. The first of those staff are being hired now. They will report not to Admissions, but to the Vice President for Student Affairs. The purpose of the second interview is to provide a proper setting and sufficient time for ascertaining the likelihood of success for candidates who were not easily categorized in their session with the admission counselor. Second interviews will begin with some candidates for the Spring 2006 Freshman class, the results analyzed, modifications made as appropriate, and fully implemented for the Summer 2006 Freshman class and beyond.

Abandoning the CPAt for an ATB test which might be harder to pass, but did no better at predicting success, would only serve to screen out some of the students with motivation and other personal characteristics we are looking for, who would actually increase persistence and graduation rates. The persistence of all freshman classes will be closely monitored to test this out and to refine our procedures. This matter can be discussed further at the working conference.

In its response to the SED draft report, Interboro submitted research examining correlations between CPAt scores and student outcomes. There is no demonstrable correlation between raising scores moderately in two sections of the test and student achievement. However, there is a correlation with the Reading section, and for that reason Interboro has already raised the cutoff score for that portion by two points. The college believes there will be a demonstrable and positive change in student outcomes, but it is difficult to measure this one variable alone. Of course, the increase in the reading pass point is not an isolated action; it is one of many variables being changed at the same time, such as pass points, more screening of applicants, at the admissions level; and enhanced services, increased full time faculty, enriched library collections, facilities improvements, curriculum change, once the student is admitted. It is these steps taken in totality, rather than just a change in the CPAt or any other ability to benefit test, which will influence persistence and graduation.

The CPAt only measures one aspect of the student, specifically the ability to perform certain cognitively based functions in a limited period. The Department has pointed out in its reports to Interboro that the likelihood of a student's persistence in college studies depends on a combination of "the attributes of persistence and success" among disadvantaged students, as found in the professional literature. These include support systems and resources, motivation, and clarity of long-term goals. There is a rich literature exploring the relationship of non-cognitive variables to college persistence and

success among non-traditional students. William Sedlacek in particular, in numerous articles and studies over the last thirty years has developed a taxonomy of variables which have been demonstrated to correlate to higher education success, as measured both by persistence and graduation (see for instance "Black Students on White Campuses: 20 Years of Research," Journal of College Student Development, Vol 40 No 5, 1999).

Sedlacek's work rests on a theoretical foundation established by Sternberg's work on intelligence. Sedlacek comments on Sternberg's work as follows:

"He suggests that there are three kinds of intelligence. Componential intelligence is the ability to interpret information in a hierarchical and taxonomic fashion in a well-defined and unchanging context. People who do well on standardized tests such as the Scholastic Assessment Tests (SAT) or the Graduate Record Examination (GRE) have this type of intelligence. Experiential intelligence involves the ability to interpret information in changing contexts; to be creative. Standardized tests do not measure this type of intelligence, according to Sternberg. Sternberg calls his third type of intelligence contextual; it has to do with the ability to adapt to a changing environment; the ability to handle and negotiate the system.

"If Sternberg's types of intelligence are applied to what is typically done in college admissions, there is a heavy concentration on componential intelligence. Applicants who do not have traditional … experiences in the society are less likely to show their abilities through componential intelligence. These students will be called nontraditional here and include various racial-cultural groups… and older students ("An Alternative to Standardized Tests in Postsecondary Admissions," Sedlacek, 2005, the Counseling Center, University of Maryland).

With other researchers, Sedlacek's findings are encapsulated in the eight items in the questionnaire known as the Noncognitive Questionnaire (NCQ), as developed and verified over the years by Sedlacek and others and now a nationally recognized instrument.

The eight noncognitive dimensions on the NCQ are:
1 Positive self-concept or confidence. Possesses strong self-feeling, strength of character, determination, independence.
2. Realistic self-appraisal. Recognizes and accepts any deficiencies and works hard at self-development. Recognizes need to broaden his or her individuality; especially important in academic areas.
3. Understands and deals with racism. Is realistic based on personal experience of racism. Able to handle racist system. Asserts school role to fight racism.
4. Demonstrated community service. Is involved in his or her cultural community.
5. Prefers long-range goals to short-term or immediate needs. Able to respond to deferred gratification.
6. Availability of strong support person. Individual has someone to whom to turn in crises.

7. Successful leadership experience. Has experience in any area pertinent to his or her background (e.g., gang leader, sports, noneducational groups).
8. Knowledge acquired in a field. Has unusual or culturally related ways of obtaining information and demonstrating knowledge. The field itself may be nontraditional.

Other researchers have independently explored how personal attributes function as predictors of college success. Recently, T. Spitzer tested grade point average (GPA) results as correlated with five "personal dimensions: (academic self-sufficiency [eg. confidence to succeed in academic tasks, more than actual ability], global self-worth, social acceptance, career decisionmaking self-efficacy and social support), and two "learning dimensions" (intrinsic motivation and self-regulation). The strongest correlations with the GPA were found for academic self-efficacy, self-regulation and social support. ("Predictors of College Success," T. Spitzer, NASPA Journal, Vol 38, no. 1, Fall 2000).

The research also makes a valuable contribution by testing several commercially available instruments measuring non-cognitive aspects of non-traditional learners: the Self-Perception Profile for College Students; the CDMSE (short form); the Social Provisions Scale; and the Measures of Learning Dimensions Questionnaire. Each had utility in this study.

With the exception of item 3 on the NCQ, which may be more relevant for predominantly white institutions, the screening questions and scores Interboro is in the process of developing and refining are very much in line with these characteristics.

With regards to placement tests, SED did not set forth in specificity in materials provided to the college judgments of the ineffectiveness of our placement tests in writing and mathematics. After significant conversations with our faculty, we find them to be carefully constructed, having been modified numerous times based on evidence, and coordinated with the rubrics for learning of the courses into which they place students. One of them, the Nelson-Denny, is widely used in American colleges for this purpose. Nevertheless, the college will consult with expert advisors to study this issue and to make recommendations about possible modifications in the placement tests, including the use of additional commercial instruments developed for this purpose. The study will be conducted in the spring of 2006.

Interboro reported to the Higher Education Data System that, in 2004, 11.9 percent of the students it admitted three years earlier had earned associated degrees.

These figures are for the cohort of Fall 2000. EVCI Career Colleges Holding Corp acquired Interboro in early 2000 and had to work first to save a failing institution, restore faculty, staff and student morale, rebuild the infrastructure, and repair relationships with vendors and regulators. Interboro had just begun to modify its support systems when the Fall 2000 students were admitted. The first class to benefit in a significant way from the changes enrolled in Fall 2001.

Quantifiable expectations for admissions associates.

Interboro staff voted to be represented by a union. When Interboro was negotiating the union contract which covers admissions and other student service employees, the union requested specificity with regard to expectations by which workers in different roles would be evaluated. The purpose was not to create unreasonable pressure on employees, but to establish reasonable expectations regarding job performance. The use of quantifiable standards is a common technique in labor union contracts. For instance, for financial aid professionals, expectations have been set on the number of cases handled and properly completed. For admissions professionals, one logical and measurable measure of performance was the number of applications processed. A reasonable number was negotiated and agreed to by union representatives during the collective bargaining with Interboro management.

Nevertheless, this language has been removed from the union contract which governs these employees. The employees have been so informed by the General Counsel of Interboro Institute.

It explains some of the extreme actions State Education Department operatives found admission associates taking to secure enrollments.

There are no statements that we are aware of in any of the Education Department reports with respect to the issue of "extreme actions" taken specifically by any Admissions Department employees. Those findings of the activities in which the undercover operatives employed by SED participated which were made available to Interboro only identified examples of improprieties by a few Testing and Financial Aid staff . The subsequent independent investigation commissioned by the Audit Committee of the Board of Directors of EVCI, costing approximately $350,000 and comprising 115 separate staff interviews, found no evidence of wrongdoing beyond that of a few individuals in those departments. Those staff are no longer employed at the college. Among the conclusions of that report, which has been shared with SED staff, is the following: "...we found no evidence to suggest that any of the allegations in the Report were caused by the admissions department, including any pressure to make goals...in the union agreement." Furthermore, no pressure to depart from proper procedures was found from any administrator or officer of the college or of EVCI Career Colleges Holding Corp.

TestQuest as a suitable testing organization

Our analysis of this organization found it to be well suited for the task at hand and experienced in test administration, with adequate resources and administrative structure. Its familiarity with testing protocols and adherence to all applicable rules, as well as its strong association with numerous public agencies, including the New York State Education Department, along with significant experience with minority and disadvantaged populations up to the young adult level, all attest to its suitability.

Interboro has no particular interest in any one testing agency, so long as tests are properly and accurately administered and scored. The agency must be prepared to provide services at all Interboro locations in a convenient, cost-effective manner. The college will welcome recommendations from SED for any organization it wishes to recommend which meets the above criteria.

By agreement with SED, TestQuest is currently administering the tests for applicants for the Spring 2006 semester. TestQuest has requested a meeting with SED to discuss its qualifications and will provide any requested material touching on its appropriateness.

Interboro to provide minutes of Admissions Committee meetings

The Admissions Committee does not keep formal minutes. The Admissions Committee will keep formal minutes going forward. .

Interboro..identify the consultants selected…in revising the admissions standards.

Interboro has provided (Attachment B) the curricula vitae of Dr's Edward Speyer and Norman Puffett, both highly qualified by training and experience for this role. Dr. Speyer holds a doctorate in Educational Administration. In addition to being the president of a management consulting firm, he has 18 years' experience in higher education administration. During most of that time he was Director of Admissions, at four different proprietary schools or chains of schools, offering programs at the 2-year, 4-year and graduate level.

Dr. Puffett holds a doctorate in Higher Education from Teachers College Columbia and has 26 years of administrative experience in higher education. He has held positions at comprehensive public research institutions, community colleges, proprietary colleges, and four-year liberal arts colleges. He has served as a Dean of Admissions and Enrollment Planning and a Vice President of Enrollment Management and currently is employed at one of the community colleges of the City University of New York.

Interboro does not appear to be a member of…AACRAO

Interboro has rejoined the New York-New Jersey chapter of the organization. Institutional policy is to hold memberships in all relevant organizations including NYSFAAA, NACUBO, and ACE to keep staff current on developments in their field.

Interboro needs to invest a larger portion of its resources in supporting the student population.

In our draft report we estimated that at least $1 million in new dollars have already been committed for the 2006 fiscal and calendar years for changes already agreed to in Interboro's November 7, 2005 response to the Department's draft report. In addition, it is not known what additional costs will be required as a result of upcoming conversations with SED. These amounts taken together, coupled with reductions in planned

enrollments at least through the spring term, will be reflected in a markedly higher per-student expenditure directly related to student support.

Interboro has already allocated a larger portion of its resources to support the student population. From October 2003 to date, our student/academic advisor ratios have decreased from 350 students per advisor to 280 students. The ratio for financial aid counselors has gone from 280 to one to 170 to one. Placement ratios were 1800 to one and are now 840 to one. Although we do not have exact numbers, the tutoring staff has increased approximately 50%.

Interboro is wholly owned by EVCI On September 16, 2005, EVCI acquired another college, Technical Career Institutes (TCI). The transaction involved bank financing of $15 million. The bank arrangements include financial covenants. However, should enrollment at Interboro be required to be capped at levels below financial viability, or should significantly more expenditures be required than already anticipated, it will be impossible to satisfy the bank covenants. Under such a circumstance the bank could call its note, placing not just Interboro but TCI and the whole corporation at great risk.

The college is also finding market resistance among potential students and continuing students for the Spring semester because of news stories on television, radio and in newspapers about Interboro and the SED reports. While we have attempted to contact all students and applicants to let them know that the college is working cooperatively with the Department on improvements and intends to serve them better than ever, it is unknown at this point how many enrollments might be lost going forward, and what effect that will have on available revenues.

The Department directs Interboro to provide better academic support and remediation..and to submit its revised plan

In its response to the draft reports, Interboro described numerous initiatives which speak directly to this issue. Taken together we believe they are a sound plan which will achieve the desired effect. They include, but are not limited to, the Weekend Academy for students prior to matriculation; increasing the staff of academic advisors; creating whole new counseling centers staffed by trained professionals; increasing the number of full-time faculty and reducing the maximum numbers of overloads and preparations; piloting extended time English remedial classes; and increasing library collections and off-site student access to electronic data bases. This represents a considerable new commitment in time and money to these efforts.

Expansion beyond these efforts in the short run will be limited by our very real constraints in dollar resources. Even so, the college is prepared to consider increasing the number of academic advisors beyond the commitment in our response to the draft reports, by four additional advisors, to lower the student-advisor ratio to 200:1,which we feel is a richer ratio than that at almost all colleges. Other enhancements can be discussed in the working conference, within the practical constraints mentioned above.

In terms of efforts which have been underway for some time, the college has allocated significant funds to providing support services to developmental students. For instance, the Academic Resource Centers offer extensive support for the developmental English courses as follows:

- tutoring focused on developmental English coursework in small group and one-on-one (six days a week and four evenings)
- sample practice exams similar to those used in the developmental courses to measure leaning and to determine what tutored students have learned and to determine what they have yet to master
- tutoring by tutors with backgrounds in ESL and additional writing exercises geared for the learner whose first language is not English
- grammar worksheets and math worksheets the student can work on at home and return to the ARC for review with a tutor
- online grammar and math tutorial software
- in 2005, the ARC offered a free writing reference book called *The Little Red Writing Book* written by the Director of the Academic Resource Center containing grammar/punctuation rules for writing
- the ARC is providing coursework in study skills

The Academic Resource Center Tutoring Program is in the process of being certified as a professional tutoring program through which the tutorial staff can be certified individually as professional tutors. The ARC staff is currently fulfilling the last course requirements of the College of Learning and Reading Association's (CLRA) Program Certification, Advanced Level 3, which certify the program as a whole and will allow the ARC Director to award individual certification certificates from CLRA to program graduates. This is the first step toward certification by the National Association of Developmental Education, the leader in establishing best practices in developmental education. Certification by CLRA is projected to be awarded by July 2006.

A new position, Developmental Specialist, was created to support developmental students. The primary function of a Developmental Specialist is to assist faculty in strengthening concepts presented in developmental courses. The Developmental Specialist is also expected to recruit students to be coached in basic skills through advertising on campus, calling students, and sending letters. Developmental Specialists help with the grading and proctoring of developmental exams, and also teach the intersession tutorial. There are Developmental Specialists at all Interboro locations.

An intersession tutorial is held during the break between semesters. Any student who was not successful in placing out of a developmental writing or reading course is invited to attend this free intensive tutorial. Students receive at least one week of all day review and are given the opportunity to place out of the class. The majority of students who have taken advantage of this opportunity in the past three semesters have demonstrated competency on the exit examination and moved to the next academic level.

Regarding mathematics, the Mathematics Department at Interboro Institute offers two levels of Developmental Math; Math 098 (Developmental Math I) and Math 099 (Developmental Math II). The math faculty went through a series of training sessions in order to assist them in the implementation of a new approach to teaching Developmental Math. The department has also hired Developmental Specialists, who assist the faculty in this new approach. Developmental Specialists are assigned to faculty members and assist them during class time. They also identify students who need extra help and set up sessions for them after class. ARC tutors are also available to the students for extra help.

The textbook used for these two courses was developed by three members of the Interboro Math Department. This book has many problem sets, including their solutions. There is also a very helpful chapter on math anxiety. After using this new approach, the findings indicated that students are better equipped to do credit math courses. Preliminary results also indicated that students believe that they can be successful in math, and are also more motivated to do the work.

In general, Interboro agrees with Vincent Tinto, the leading authority on student outcomes:

> "...the root of institutional success...resides in the work of the faculty and in the institution's capacity to construct educational communities that actively engage students in learning. It lies not in the retention of students but in their education. Successful education, not retention, is the secret of successful retention programs.
> "The ability of an institution to retain students lies less in the formal programs they devise than in the underlying commitment toward students which direct their activities.
> "But it is a commitment that takes nurturing, one that is built upon incentives, rewards, and the investment of resources in the education of students. At the same time, it is a commitment on the part of all members of the institution, faculty, staff, and administrative, not just those few appointed staff whose job it is to focus on retention. Though the work of such dedicated staff is important, it alone is not sufficient to ensure the success of institutional retention efforts. In the long run, institutional success requires the collaborative effort of all members of the institution, faculty, staff, and administrators alike.
> "...successful institutions assess student skills, mandate placement in appropriate course settings, provide student development assistance, monitor student performance, and provide early, direct, and frequent feedback to students and staff, especially during the formative first year of college. Equally important, they concern themselves with the nature of the learning settings in which students find themselves and the skills faculty possess to educate the students they encounter in those settings. Lest we forget, the faculty in our colleges and universities are the only faculty from kindergarten through college who are not trained to teach their students.
> "Effective programs reach out to make contact with students in order to establish personal bonds among students and between students, faculty, and staff members of the institution. In this manner effective retention programs not only provide

continuing assistance to students, they also act to ensure the integration of all individuals as equal and competent members of the academic and social communities of the college.

"For all students, but certainly for those who are first-generation college students or who need developmental assistance, effective programs also understand that support for learning must come from many quarters, not only from the faculty who are the guardians of the classroom. It is for this reason that effective programs stress the importance of frequent and rewarding contact between faculty, staff, and students in a variety of settings both inside and outside the formal confines of the classrooms and laboratories of institutional life.

...institutions must recognize that frontloading of effort is the wisest course of action. The earlier one addresses the problem of student departure, the greater the likely returns to retention efforts. This is the case not only because the greatest proportion of leaving occurs in the first year, but also because over half of all student leavings have their roots in the first-year college experience. Efforts to reshape the freshman year experience invariably have the largest return in both retention and student learning.

"...institutions must understand that there is no one retention program in which they should invest, no one type of program which provides the 'cure' for student retention. Rather than reflect any one type of effort, successful institution retention programs are the result of the coordination across the campus of a variety of different types of programs, academic and social, that seek, in differing ways, to integrate and support students and promote their becoming effective learners while in college.

"...student learning should not be left to chance. Institutions must invest in forms of intrusive monitoring and assessment of student academic progress that enable them to intervene early, rather than later, in the student career. They must be able to ascertain from the outset of the first semester whether additional assistance is required. And they must be able to ascertain, within the classroom, when students are in further need of assistance. Most typically, this means that assessment must be carried out within classrooms by the faculty who teach first-year students and be structured so as to provide feedback to students on a continuing basis early in the first year." (V Tinto, "Student Success and the Construction of Inclusive Educational Communities," American Association of State Colleges and Universities, 2005).

As well as it can, Interboro tries to follow best practices, as particularly set out by Tinto, in its many efforts to assure success for its students. Details about these initiatives and discussions about other possibilities can be discussed at the working conference. In addition, the Comprehensive Plan will provide an overview of all such activities with measurement benchmarks, after Interboro consults personally with Dr. Tinto on December 22, 2005.

The Department directs Interboro to develop attendance standards and submit them for approval.

Interboro fully agrees that attendance is strongly linked to student success. Faculty have developed several models, one which incorporates attendance into the calculation of the final grade, and others which sanction poor attendees by deregistering them from the course. Each has merits and drawbacks and the matter will be brought forth for discussion at the working conference, where the college will welcome suggestions. In the end the college believes the best attendance results come not from sanctions but from positive reinforcement and we are looking for models incorporating this philosophy as well.

Students sometimes miss classes for reasons they cannot control, frequently linked to job or child responsibilities. The college provides such students the opportunity to make up the missing work in several ways. The Academic Resource Centers have syllabi and course outlines for all the courses, along with lesson by lesson outlines for the more frequently offered courses. Using these materials tutors can work with students to make up for sessions they may have missed. Also, instructors are expected to meet individually or in small groups with students who may have missed a class, or who might be having trouble with an aspect of the course material, to provide coaching and individualized instruction. Finally, many instructors provide their students with their email addresses and through this method of communication students are able to be helped to make up missing course work.

There is a policy in place for makeup classes when for any reason a faculty member misses a class. It is the responsibility of the faculty member to make sure the students receive the same instruction they would have should the class have taken place. The faculty member must either (1) find a qualified substitute to teach the class, using materials provided by the faculty of record (and to compensate such substitute if compensation is involved) or (2) to provide the students another method of learning the material, either through a makeup class, extended minutes before and/or after a series of subsequent classes, individual or small group sessions with students, or distance learning methods. The affected faculty member must file an acceptable plan of action with the appropriate Chair for every missed class.

The Department directs Interboro to include these elements [*second level of English remediation, remedial coursework in mathematics and writing*] in its ...plan.

Points of clarification: One of Interboro's remedial English courses is already a writing course. There are <u>two</u> levels of remedial mathematics at the college.

Regarding a second level of English, the Humanities Department, which includes English, is engaged in constant dialogue about best practices in the developmental classroom. The department feels strongly that by employing best practices most students can achieve competency in fifteen weeks and begin college level work. The department offers two tracks of remediation in English. Writing is separated out from reading. Therefore, if needed (as determined by placement exams), students receive six hours of developmental instruction in English each week. The student who does not achieve exit competencies in these courses may take the course again with no penalty.

However the faculty will revisit this issue, drawing on the advice of peers from other colleges which serve similar populations. One possible model would be to add a second level of depth to the remedial English sequences, depending on placement results. If our experience with mathematics is a guide, with effective teaching some students in those courses might acquire sufficient skills to test directly into credit level English while others would proceed through the sequence. A drawback to this approach is that it allows no room for failure. If a student failed more than once in the English sequence – which in this version would involve two levels of remediation and three sequential courses (including Humanities) at the credit level – the student would end up in a seventh semester with no remaining eligibility for financial aid.

There is consensus in the literature that time on task is key in the developmental learning process. Regarding the language arts, Interboro feels the splitting of remedial English into two parts, one for writing and one for reading, each as a full course, provides the intense exposure accomplished in another way by having two levels of English which cover both areas. However, in an attempt to provide even more hours on task, we are piloting the previously described model of extended hour sections of remedial English in the Spring 2006 term.

The department has created materials specifically for instructors to use in developmental reading and writing classes. A faculty member, who has expertise in teaching developmental students and who has taught developmental students at the college for 18 years, has recently written a textbook tailored to Interboro's population. Through working with the college's student body, the author was able to target the greatest stumbling blocks student writers face. The text she created, *Write O!*, is currently used in EN098, the developmental writing class.

Developmental training sessions for instructors have been created and dedicated solely to remedial reading and writing. These ongoing mandatory faculty training sessions are for ARC staff and developmental instructors. At the start of each semester, faculty attends training sessions which focus on developmental education and the implementation of effective pedagogy. Faculty is involved in providing information to the administration to track the success rate of developmental students. Any student who is not succeeding in a developmental class is referred to the ARC or a developmental specialist.

The Department urges Interboro to review [*initiatives to improve retention in the Statewide Plan*] and to adopt…all that are appropriate.

The Statewide Plan lists a series of techniques used by proprietary colleges "to close performance gaps." Many of these ideas are already incorporated in ongoing or planned initiatives at Interboro (eg, college-wide Retention Committee, new faculty orientation, monitoring student attendance and students in difficulty, small class sizes). All are worthy of consideration. Our Effectiveness Plan will include our analysis of these items and their suitability for the Interboro environment.

Interboro is required to provide evidence of implementation of [*documenting faculty expertise and periodic assessment; adherence to guidelines for training and expertise; assurance that teaching loads are conducive to strong student attainment…*] by February 1, 2006.

The new systems to accomplish these ends have recently been implemented. The required proofs will be provided.

Please forward this faculty member's curriculum vitae [*faculty teaching three seemingly dissimilar fields*].

Attached (Attachment C).

Will the steps proposed in the response [*regarding assessment of teaching effectiveness*] be incorporated in the ..Effectiveness Plan?

They will be described and documented.

Will the Assistant VP's for Academic Affairs [*merely make sure files are complete or review evaluations and take appropriate action*]?

The latter. An aggressive evaluation system with timetables and sanctions will be incorporated in the faculty union contract now being negotiated. Once language is finalized, it will be shared with the Department. In the interim, a plan is in place to record, score and analyze evaluations for the Fall semester during the Intersession, with individual faculty conferences to take place as needed before the start of the Spring term.

What is Interboro planning to do with each of these areas [*question of sufficient full-time faculty in five departments*]?

With SED's suggestions for staffing each department and lowering instructors' teaching loads in mind, the college has increased the number of full-time faculty by eleven for the spring 2006 term. The priority for distribution took into account recommendations received in SED reports. This will allow 62% of all sections to be taught by full-time faculty. Below is a breakdown of which departments received new full-time instructors and how this will increase the percentage of courses taught by full-time instructors.

The Paralegal Studies and Business Administration programs rely on the expertise of practicing professionals for a number of their courses.

Sections taught by full-time instructor by department

Department	Spring 2005	Additional full-time hires	Spring 2006 (Projected)
Business Administration	49%	1	55%
Computer Technologies	55%	2	69%
Humanities	52%	1	55%
Mathematics	53%	2	62%
Office Technologies	54%	2	72%
OPT	65%	1	84%
Paralegal Studies	57%	0	57%
Security Management	46%	1	85%
Social and Natural Sciences	59%	1	65%

The Department requires Interboro to include in its [*Effectiveness*] plan evidence of implementation of these steps [*increasing the number of full-time faculty*[and evidence of their effect on the ability of full-time faculty to carry out..responsibilities

The Plan will address these concerns including but not limited to surveys of faculty and meeting minutes.

The Department directs Interboro to include such contracts [*annual and preferably multi-year*] in the [*Effectiveness*] plan.

As soon as the union negotiations are complete, Interboro will provide the relevant language. Should the negotiations not be complete before the start of the Spring 2006 semester, Interboro will provide each full-time faculty member with a contract similar to that attached to this document (Attachment D).

The Department directs Interboro to actively seek ways to limit the teaching load to 15 credits…

When Interboro changed ownership in 2000, the standard faculty load was 21 hours per term. Within the first year, partly as a result of conversations with SED staff, management reduced that number to 18. Recently we reduced the number of permissible overload courses to two, and the number of preparations to three. There is nothing in research literature of which we are aware which demonstrates that any particular teaching load is ideal in terms of effective pedagogy in any particular circumstance. We are not aware of any findings by the review teams who visited us of weak teaching or inadequate faculty performance of their responsibilities which can be empirically shown to be linked to any particular teaching load at our institution.

Interboro believes that in the end it is a postsecondary institution's responsibility to determine for itself how to deliver instruction. This idea is widely held among all

colleges and universities and generally acknowledged by government agencies in this country. Many of our faculty teach or have recently taught at other New York City area colleges. We know through them that while there is considerable variation among those colleges, most like ours, have similar course loads and that indeed several colleges require higher loads than ours, and permit more overloads.

Should the college be required to adopt a different standard, the effects would be several. (a) The business model of the college rests on the notion that for students from the most at-risk groups attending college – which describes the Interboro population – high loans are an improper way to finance the first college years. Such students are first wary of taking out any loans, so much so they will sometimes avoid college altogether as result. Secondly, these students are at risk of either dropping out or frequently staying out of college for lengthy periods of time, during which college loans would fall due, with the student, not yet having finished the degree, with limited means of repayment. This translates into the college having limited ability to raise tuition, which is set at a level allowing most poor students to avail themselves of state and federal grants programs and matriculate without loans. The economic impact of suddenly reducing the teaching load for the entire full-time faculty by one course, while holding salaries constant, would cost on the order of $500,000 on top of the other increases already committed to. With tuition unable to be raised, this would be impossible to accomplish without cuts in services.

(b) If the overload limit were reduced by even one course, only two scenarios are possible: If faculty salaries were held constant, the economic impact would be the same as above. If faculty compensation were reduced by the fewer overloads, because of the very high cost of living in New York City, most faculty would be forced either to seek overload teaching at other institutions, taking away from their available time to spend with students or in governance activities, or would leave the college when they could to seek employment elsewhere.

We share with the Department a desire to see our students do well and in many, many ways will strive to bring that about. In our experience the load and overload standards we now have permit faculty to perform all of their classroom and governance responsibilities. We are prepared to discuss this further in the working conference.

The Institute should make [*library*] collection development a priority, with a goal of at least 5 volumes per student…. A report…should describe…for each campus, the books that have been acquired, the books that have been ordered, and the budgetary commitments that have been made to augment the book collection.

Each campus library will increase its collection by the start of the Fall 2006 semester so that its holdings will meet or exceed the 5,000 book minimum that the State recommends. Interboro has indeed made library development a priority. Over $200,000 was committed to increasing the book collection alone (not including periodicals) this calendar year. Budgets for the year ahead are still in the process of development but the amount for book collections is expected to meet or exceed the current amount.

The library's non-legal book holdings for each campus are as follows:

Main:	4,422
Flushing:	3,017
Wash.Heights:	1,903
Yonkers:	1,784

By the start of the Fall 2006 semester the holdings at each campus library will increase to the following number of books:

Main:	6,922
Flushing:	5,117
Wash. Heights:	5,003
Yonkers	5,284

The library will develop this collection in accordance with its Collection Development Policy (Attachment E) and by consulting standard bibliographies and standard reference tools such as the following:

Choice
Booklist
Books for College Libraries (ALA)

In addition, in the Fall 2005 semester, librarians at Interboro Institute were assigned to each Academic Department as liaisons to foster cooperation with faculty in developing the book collections specifically for use in the classroom.

The library will maintain the level of fiscal resources necessary to place a priority on developing the book collections at each campus library and increase the ratio of books per student to the 5:1 minimum recommended by the State by the Fall 2006 semester, and increase that ratio in subsequent semesters.

Attached (Attachment F) are listings of books ordered and delivered this year alone, by location. Almost all orders are in and catalogued; a shorter list shows those books on back order or not yet delivered.

The February..report must substantively and satisfactorily address actions and results for [*the following 8 concerns regarding instruction and coursework*], including actions on [*specific courses cited*].

- **Analysis of the reasons for high failure rates in particular courses..**
- **Stronger quality assurance related to learning outcomes…**
- **Assessments of student learning and teaching effectiveness on a continual basis…**
- **Strengthened general skill and personal development components of the educational program…**

▶ **Assessment of courses for consistency of title and content...**
▶ **Assessment of, and changes to, courses cited...as problematic...**
▶ **Analysis of slippage of English Composition I...Consideration of a second level of remedial coursework.**
▶ **Improvement of student awareness of advanced study opportunities...**

The report will include all the required material. For now, we can report as follows:

Interboro holds students to the academic requirements stipulated in the departmentally generated syllabi for each course. Each department chair, with the help of a faculty committee will review final grades. For courses with high failure rates, the committee will investigate possible reasons why students were not successful and make appropriate changes to the prerequisites. In addition, the department will relay its findings to the Academic Resource Center so that support material can be created to help students navigate through particularly challenging classes.

In order to ensure quality and learning outcomes at the course and section level, all departments created grading rubrics and trained instructors in the use of the rubrics. A copy of the rubrics is attached. Where possible, such as developmental English classes, multiple readers are used. The Humanities department will expand the use of multiple readers to grade English Composition I final exams starting in the spring 2006 semester. On a regular basis department chairs heading up faculty committees distribute course syllabi to peers for review. Starting in spring 2006, student work will be included in the review packets.

Currently the college has a fairly comprehensive format of assessing student learning on a continual basis. Listed below is a brief description of some of what instructors are doing to ensure students' success.

<u>Faculty</u>

1. During the first three weeks of the semester, instructors call or email every student who misses each class (preferably the same day/evening the student misses class). Instructors must:

    A. Find out why the student missed class and strongly encourage attendance.
    B. Attempt to get a preliminary understanding of the student. Offer your support, encouragement, and academic assistance to help the student succeed in your course.
    C. Hand in attendance rosters everyday! Write on the roster the date/time of the telephone call or email and whether a message was left or if you spoke to the students. (State the reason for the absence.)
    D. Have your student fill out the "Student Information Form for Faculty " as soon as possible, which will provide you with more information about each student

2. After the third week of the semester, call or email a student if the student misses two consecutive classes.
3. Speak to the Chairperson or Assistant Chair about class participation as part of a student's final grade. Class participation can include attendance and participation in tutoring if requested by a faculty member.

Tutoring and Development Specialists

1. Give a quiz (or some other assessment) to students no later than the end of the third week of the semester.

   A. Any student who performs poorly should be advised to see a tutor or a developmental specialist as soon as possible. Tutors will be available in the Academic Resource Center (ARC) and in classrooms which will be identified.

   B. Please fill out the "Tutoring Referral Form" in quadruplicate setting forth the assistance the student needs from the tutor.

   1. Keep one copy for your file.
   2. Give one copy to student to take to the tutor
   3. Give two copies to the Academic Resource Center at the campus at the end of your class (es).

   C. Direct the student to see a tutor within one week-preferably before the next class.

   D. The tutors will sign and date the referral form and state what assistance was provided. Tutors will keep one copy and return second copy to the faculty mailbox.

   E. Faculty should personally meet with tutors as often as possible. The ARC will have all course outlines and syllabi.

   F. Faculty should personally spend time outside class with students, especially with those in need of academic support and encouragement.

   G. Remind students that class participation includes receiving tutoring that is requested by faculty.

Library

1. Cooperate with librarians when they request to spend approximately 10 minutes introducing themselves to your class.
2. Schedule your class to receive library instruction (specific to the needs of your class) either at the library or in your class, and /or include one or more library assignments in your instructional plan.

A. Speak to the Chair/Assistant Chair regarding the appropriate amount of time for library instructions for each course. Inform librarian of all library assignments

and tell the students to check with librarian for assistance when they do the assignment.

B. Provide your Chair/Lead the date and time of library instructions for your classes.

The Positive Approach to Classroom Management

3. The positive approach to classroom management. We will have faculty development sessions throughout the semester discussing the importance of reinforcement in the classroom. We will discuss:

A. Faculty development and strategies to assist all instructors in classroom management.
B. Techniques for conflict resolution.
C. Strategies for students and professors working together for academic excellence.

In addition to the above listed items, instructors must provide written meaningful feedback on all students' work in a timely fashion.

The instructor's teaching effectiveness is assessed by the Chair or Assistant Chair of each department. Full-time faculty are observed and have a consultation with the Chair or Assistant Chair to go over the in-class evaluation once a year. Adjunct instructors are observed every semester. Students assess each course and instructor every semester. The college created an assessment tool for students to anonymously fill out. The department chairs and assistant chairs review the student feedback and make adjustments to courses where appropriate.

The department chairs are currently working with their faculty and rewriting all department exams to increase the rigor. Department chairs are consulting with other articulating colleges to make sure that Interboro's outcomes are on par with them. Significant changes have already been made to English Composition 1. Please see the attached course syllabi. The text has been changed to reflect a higher level of critical reading. The English Composition 1 and 2 courses are currently being reviewed and the department is discussing the inclusion of more writing assignments. These changes will be introduced by the summer 2006 semester.

The Humanities department reviewed the suggestions made regarding the World Literature Course. The title of the course is being changed to Introduction to Literature. The department is holding a mandatory training session in January before the start of the spring 2006 semester for Introduction to Literature instructors. The training will help to norm good teaching practice.

Interboro must establish a body, such as a faculty senate, in which faculty are the majority, and key academic leaders…are members. Interboro must implement these changes within 30 days.

While the Department response does not accept Interboro's creation of an Academic Council in response to 52.2 (e), which requires an academic policy-making body of which a majority are faculty members, we believe this was based on an incomplete understanding of the Council and of academic policy-making at the college. The faculty are organized into strong departments. Every full and adjunct faculty member has an equal vote. The departments determine curriculum, texts, methodologies and outcomes. New courses begin at the department level and then are approved by a faculty committee.

The makeup of the new Academic Council which has been established is as follows:

<u>Administration (9)</u>
Academic Vice President (also a department chair)
2 Assistant Vice Presidents (both chairs)
Chief Librarian
Director of Learning Centers
4 Chairs

<u>Faculty (26)</u>
Elected by their departments:
Accounting (2)
Business Management (2)
OPT (1)
Security Management (1)
Paralegal Studies (2)
Social/Natural Sciences (2)
Humanities (2)
Mathematics (2)
Office Technologies (2)

At large (2)
Assistant Chairs (8)

While Assistant Chairs might be considered partially administration, they each teach four courses and are more properly thought of as faculty. At many institutions, Department Chairs are considered faculty as well.

In our opinion this body meets the requirements of 52.2(e). This is an area where institutions need some flexibility to develop solutions which best suit local circumstances while meeting the regulatory requirements. However if there are recommendations for improvement we are prepared to discuss modifications in the working conference.

The Department directs the Institute to adopt [*standards relating to the rights and privileges of faculty*].

The rights and privileges of full and part faculty are currently published in the faculty handbook (Attachment G). All other staff members are governed by the employee manual and in some case the union contract.

- ✓ Working Conditions: The faculty responsibilities are discussed in paragraph 2.6. The services available to our faculty are defined in paragraph 5.0 et. seq.
- ✓ Professional Development: Scholarly and Professional Growth is discussed in paragraphs 2.6, 2.7 and 4.7.
- ✓ Faculty workload: The faculty course loads and preps 2.4 and 2.5, respectively.
- ✓ Appointment: Faculty appointment is discussed in paragraph 2.3.
- ✓ Affirmative Action: Interboro does not have an affirmative action plan. Our Non Discrimination policy is found in paragraph 4.10, our Non Harassment Policy is set forth in paragraph 6.0, and our Sexual Harassment Policy is set out in paragraph 7.0.
- ✓ Evaluation of Teaching: Faculty evaluations are discussed in paragraphs 4.8, 4.9, and 4.11.
- ✓ Termination of Employment: Termination is discussed in the introduction to the manual and paragraphs 2.6, 6.0, 7.0.and 8.0.
- ✓ Redress of Grievances: Grievances are discussed in paragraph 4.11.
- ✓ Faculty Responsibility to the Institution: Faculty responsibilities are set forth in paragraph 2.6.

Interboro commenced negotiations with our faculty union on Monday December 12, 2006. We believe that the current manual will be complemented by addition clarification of the faculty's rights and privileges.

General Considerations

Subsequent to Interboro's receipt of the Final Report, in a meeting in Albany Mr. Frey set out a series of key issues to be considered in this process. Some or all of them have been covered through the commentary above.

1. **Admissions. Interboro must have appropriate measures to determine if an applicant is ready for college-level work.**

Interboro has conveyed to SED the document entitled Revised Admissions Screening Procedures (Attachment A) which sets out new policies to be used in admitting or denying applicants for admissions. It proceeds from the basis, established in the literature, that among a group of applicants like those who want to attend Interboro, provided all pass an ability-to-benefit test, it is psycho-social variables which are the most predictive of ultimate success or failure. It makes extensive use of professional judgments about the likelihood of a student's completing the program of study based on psychological and sociological variables. New staff are being hired and trained for the second level of screening. Because the approach hinges on the ability of interviewers to

make informed judgments, intensive training conducted by our consultants began for all Admissions Associates on Friday, December 9.

A portion of the Spring class will be accepted using the new techniques and they will be closely tracked against the rest of the class. Using what findings are available by midterms, the process will be modified and fully implemented for the summer class and beyond.

2. **Attendance. Attendance is critical to student success.**

See material in the response above on attendance policies:

- Tying grades to attendance
- Early deregistration of students from courses
- Makeup class policies

3. **Standards of Academic Progress. Are the current ones appropriate to determine success?**

Interboro's standards of academic progress are similar to those of many other colleges. Federal and state strictures prevent much departure from a fairly standard model. This can be discussed further at the working conference. Some models from other colleges are attached for comparison (Attachment H).

4. **Faculty Workload. Is 24 credits per term too much?**

This is discussed in several places in above response, including comments on

- Measuring effect on pedagogy and governance
- Institutional flexibility
- Economic issues

To be discussed at the working conference.

5. **Rigor of Student Work. Should students be required to accomplish more to earn a passing grade?**

This did not appear to be a major issue from the review teams, although some individual courses were questioned. This is scheduled to be addressed in the Comprehensive Plan. Also, see page 22, above – "The department chairs are currently working with their faculty and rewriting all department exams to increase the rigor. Department chairs are consulting with other articulating colleges to make sure that Interboro's outcomes are on par with them."

6. **Persistence. What should be done to assure that more students continue in the academic sequence?**

We believe this is bound up in large questions of institutional support for students, customer service, facilities issues, student financial circumstances and the job market, and careful and effective counseling. In this document, see especially

- Page 4, raising minimum performance standards
- Page 10, better academic support and remediation
- Page 13, attendance standards
- Page 16, faculty staffing
- Page 19, continuous assessment of learning

To be discussed also in the Comprehensive Plan.

7. **Internal Controls. In light of recent events, what can be done to reduce the likelihood of non-compliance, including fraud?**

EVCI has created a new position at the corporate level, Assistant Vice President for Compliance, to supplement compliance officers at the individual colleges. One of her first assignments will be to establish an internal affairs operation to provide independent oversight of operations at the colleges where compliance issues are vital.

This will be accomplished in part through the use of undercover operatives ("shoppers"), in conjunction with one or more private investigation firms, who will report on compliance issues for every area of student service, at every college location.

A note on dates

Interboro must submit on April 1, 2006, a mid-point self-study in connection with the terms of its accreditation by the Regents. The college is also preparing detailed responses to SED in connection with its reviews and reports, with a target date of February 1, 2006.

While these are different documents for somewhat different purposes, they will by and large address similar issues. Both documents will use Interboro's updated Comprehensive Institutional Effectiveness Plan as an organizing tool. Under these circumstances, and to provide for a coordinated picture, Interboro requests that it be permitted to combine its responses in one submittal, to be submitted on or before April 1, 2006.

INTERBORO INSTITUTE REVISED ADMISSION SCREENING PROCEDURES

Steps in the process

- Candidate has initial interview with an admissions associate. During this interview, the candidate is provided information about the college, and is assisted in completing the application for admission if necessary. A college tour may be part of the process. After the interview, the admissions associate scores the student on a series of variables (details on the interview below) aimed at judging the student's likelihood of succeeding at Interboro. Students will fall into three categories – (a) immediate denial, (b) interview required and (c) no interview required.

- For candidates not rejected at this point, if the individual has a high school credential, he/she either is scheduled for the second interview (category (b)) or proceeds on through the registration process – placement testing, financial aid, academic advising.

- If the individual does not have a high school credential, he/she is directed to ability-to-benefit testing. On passing the test, the candidate goes to the second interview or not depending on the category.

- During the second interview (details below) a further judgment is made about the student's strengths and weaknesses and a score assigned. Based on this process, the student is admitted or denied.

Theoretical Foundation - Strength Assessment Focused Evaluation

In the fields of social work and psychological counseling there is a movement to focus on client strength assessment. The strength perspective focuses on what abilities and personality traits the client, or in our case the candidate, has used in the past and has succeeded with. Despite life's problems, all persons possess strengths, which can be used to improve the quality of their present and future lives. Determining how the candidate has managed to survive, even in the most difficult circumstances and the identification of their strengths can prove predictive in making assumptions about their ability to persist in their studies. Such strengths as perseverance, positive self-image, and effective time management are just some of these strengths. The professional social worker should have the training to identify these strengths and could use them in their evaluation process.

The professional literature on this field of inquiry is deep and strong. Citations can be provided as needed.

The Initial Interview

The first tool for use by admissions officers is to be a new assessment document which will replace the "Interview Record and Assessment" form currently in use.

The new "Admissions Assessment Evaluation" will include the results of admissions staff evaluations of students' previous academic records as well as other factors of relevance to student success.

Included in this new assessment document will be a rating for each factor of importance, grouped in four categories:

Living Conditions and Family Support
Financial Resources
Level of Motivation
Educational Achievements

Sample questions are given for each category. All questions need not be asked so long as the interviewer has a foundation for the rating.

Living Conditions and Family Support

- Where do you live now?
- How long have you lived there?
- Who do you live with?
- Do you have any friends or relatives attending college?

Financial Resources:

- How are you planning to pay for colleges expenses other than what's covered by financial aid? Car fare etc…
- How do you support yourself?

Level of Motivation

- Why do you want to go back to school?
- What would you have to do to be successful at school?
- What do you think is involved in going back to school?
- Where do you plan to do your studying?
- What are your career goals?

Educational Achievements

- Tell me about something you did in high school that you were proud of?

PROPOSED RATING SCALE:

Living Conditions and Family Support

If applicant has a seemingly stable place to live	give 2 points
If the applicant has family support	give 2 points
If the applicant has role models in college	give 1 point

Financial Resources

If applicant has a source of income	give 2 points
If applicant shows awareness that he/she would have to cover some school expenses	give 2 points

Level of Motivation

Certain items are connected to motivation for thinking about going back to school. If the reason(s) for returning to school appears valid	give 2 points
Other items involve the applicant thinking about outcomes of their actions. Such forethought would indicate a high level of aspiration and motivation.	give 1 point for each
If the career goal seems realistic	give 2 points

Educational Achievements

If the applicant presents educational achievement(s)	give 2 points

Based on scoring following the interview (norms to be determined based on experience with the first interviews) some students will be referred for a second interview by an independent, experienced admissions professional who will report to the Interboro Dean of Students. The interviewer's assessment will determine whether the applicant is to be allowed to be considered for admission or denied admission. In complex cases, the Dean of Students will confer further with the Executive Vice President and if necessary the President.

Training of Admissions Staff

Intensive training experiences will begin November 20 to provide admissions associates the tools to conduct the new interview protocols effectively. One of the key

concepts is linking student assessment to the skills associated with the college's College Skills Course, which is designed to provide students with tools for college success.

The training program will comprise 15-20 hours, beginning with 90 minutes per session, and finishing within a month.

1. Early in the training, the associates will be asked to review the content and intention of the Interboro College Skills Course, the issues covered in the initial interview, and a one-page description of the connections between the course and the issues. The goal here is to teach the associates that they must be acutely aware of their role in identifying factors for success or failure in the course of the initial interview.

2. An initial round of interviews will be held with actual applicants being interviewed by the associates (each with a different applicant) with the trainer providing feedback. The purpose of this exercise is to begin the retraining needed to teach the correct methods which the associates should be using in carrying out their responsibilities, improving their sensitivity to applicant responses to particular questions, and improving their skills in identifying candidates with few, some or many attributes needed to be successful students.

Until the trainer points out their errors and the associates understand that they are handling their interviews inappropriately, they are going to be unwilling to pay much attention to the training since they tend to underestimate the skill involved.

3. Once each of the associates has been through one round of training, they will be tested on their knowledge of the content of the College Skills Course, the interview issues, and the relationships between the course and the issues.

4. At this point, the associates will know from the trainer's feedback on both their interviewing and the results of the tests that they need to know better how to handle certain situations that occur in their interviews and that they don't fully comprehend the relationships between the course and the issues.

5. It is critical to begin to create an understanding among the associates of the advantages of student retention. What can be done to identify individuals who might be candidates for failure? The trainer provides information about student retention, the characteristics of successful students, the skills needed to be a successful student, etc.

6. At this point, the associates will go through another round of interviews with actual applicants. Now they will grade each other and a discussion will occur after the interviews end in which the trainer will lead the associates through their own analysis of what happened and the trainer will use this as an excellent opportunity for a teachable moment.

7. The associates will be provided with guidelines to use following each interview every day with an assessment of the applicant's level of preparedness for college level study. They will bring their assessments to the trainer at the next session and a group discussion will focus on how to improve the usefulness of the interviews.

8. Using the new guidelines for interviews, the associates will again interview actual applicants and these interviews will be videotaped when possible. Each associate will be evaluated by the trainer after the interview and the associates will be subsequently required to review their performance on the videotape

9. Another written examination will be given to determine how much of what has been taught is being understood by the associates.

10. Each of the associates will meet privately with the trainer to go over his/her progress in the training program. Each associate will be given a plan for improving their skills/understanding of the factors and skills needed in this position.

11. The trainer will be provided access to actual interviews being conducted by the associates. Perhaps an audio link will be set up so that the trainer can be in another room. Each applicant will be told in advance that their interview "may be recorded for training purposes".

12. The trainer will meet with each associate to review the results of the real-time interviews and make recommendations for improvements.

13. Meetings with small groups of associates will be set up based on their skill levels as assessed by the trainer. These meetings will be discussions of what they need to do to improve their abilities as associates and the trainer will encourage a frank and open discourse.

14. At a final meeting, the trainer will hand out certificates of completion.

<u>The second interview</u>

At least four full-time professionals are being hired by the college to fulfill the role of second interviewers and to staff the new counseling centers. These individuals will have training and credentials as counselors or social workers and experience in working with populations like that of Interboro. Following is the current draft position description.

<u>Summary</u>: Assesses admissions applications that have been flagged by one of the admissions counselors and conducts a second interview with the applicant.

<u>Essential Duties and Responsibilities:</u>

Work collaboratively with all members of the admissions staff

Use the application record, the admissions counselor's rating and an interview with the applicant to assess the likelihood that the applicant will be successful as a student

Recommend admission for those applicants who seem likely to succeed as students and recommend denial for others

Maintain a keen awareness of the academic expectations for currently enrolled students

Monitor the factors which cause either increases in student retention or attrition within the Institute

Provide feedback to the appropriate Institute officers about the ratings of particular admissions counselors

Preferred Qualififcations:

Minimum of five years experience in college admissions highly preferable, with significant experience and training in reviewing applications for admission
Master's degree required
Proprietary school experience highly desirable
Excellent communication and computer skills

Each applicant will go through a structured process with a set of questions that lead to a clear basis for acceptance or rejection. A review of the written Admissions Assessment Evaluation will be necessary during the first minutes of the interview while listening to the applicant's answer to the first question:

1. Why do you want to go to school here?
Depending on the answer, the interviewer can go in a number of different directions but, in general, these follow-up questions will usually generate the responses needed to make a final decision:

2. What kinds of things might cause you problems in school?
Here, there will be follow-up if any academic or personal issues are raised in order to assess their impact on class attendance, etc. It is very important to elicit all possible issues such as child care, etc., especially if they haven't been noted in the first interview.

3. If you fall behind in your studies, how will you catch up?
The answer to this question is very important. If the applicant has any idea at all of completing the program, s/he must have some idea of what to do when s/he has fallen behind in school. For those who have previously had less success in educational pursuits, it is important that they recognize their past problems here and acknowledge the need to make some changes. If they deny the past failures to themselves and see no need for change or say that they won't fall behind, those answers should raise questions about whether the applicants will have appropriate responses when such situations occur. Denial of the probability of failure or problems is a serious concern. Admission that the applicant might face such a situation with an idea or even a question of how to deal with it is a much more realistic and thus more hopeful response.

4. Who wants you to succeed in school?
If "Mom" is the answer, there need to be follow-up questions to elicit clarification of the reality of this response. If "I want to succeed in school." is the answer, follow-up determines the why of this answer. There should be a note of true motivation here with no doubt of the sincerity of the commitment. If you don't sense a real motivating force that you can identify as real, you have an applicant who may well fail to complete the program.

5. Do you have any friends here?

Friends can help in retention. No friends can be a problem. If all the student does is go to class and never hangs out in the cafeteria with friends, works in the college, or has some other outside the classroom commitment to the college, that student is a prime risk for failure.

6. Can you tell me what makes going to Interboro so important to you?
This statement makes an assumption. If the applicant indicates anything less than a full commitment with a clear understanding of what he/she expects to do upon graduation, there is definitely reason for concern. It is not, by itself, sufficient reason to reject the applicant but, combined with other information, could lead to that conclusion.

During this approach, the interviewer professional should have been able identify some remediable circumstances that might interfere with the candidate's ability to start and finish school. The candidate who has the motivation and potential for academic persistence will be referred to community and professional resources to remove obstacles to allow the candidate to be ready for current or future class start. For example, resources to provide childcare, housing, employment and other forms of financial assistance could be made available to them. Many of these "road blocks to success" can be removed quickly

An experienced interviewer can now come to the correct admissions decision based on an understanding and evaluation of each response, how they relate to the results of the first interview and an understanding of the academic record.

CONSULTANTS

Dr. Edward R. Speyer

Vice President of Enrollment Management

HIGHLY EXPERIENCED ADMISSIONS AND MARKETING PROFESSIONAL

Seventeen years experience as **DIRECTOR OF ADMISSIONS AND MARKETING** In proprietary post-secondary education. Consistent record of developing winning marketing campaigns, award winning publications, and motivating admission personnel. Strong public relations skills enhancing the public image of the schools and colleges I represented. Well versed in the use of testing including the CPAT in the admissions process. Admission departments under my leadership enrolled over **forty thousand students, generating over four hundred million dollars in tuition revenue.**

OTHER SELECTED ACHIEVEMENTS

As a **LICENSED SCHOOL DIRECTOR**, revitalized two institutes of post-secondary education, significantly improving **student retention**, faculty morale, professionalism, and educational environment. Schools under my leadership received the highest evaluations that could be given by regional accrediting associations and government agencies. One institute in particular received a six-year re-accreditation, a highly unusual honor reserved for schools performing at the highest level of excellence.

PROPRIETARY EXPERIENCE

7/90 - 7/94 **ADMINISTRATOR AND DIRECTOR OF ADMISSIONS AND MARKETING SERVICES,** North American Educational Services.
Full responsibility for all advertising, marketing publications and management of the integration of telemarketing and sales forces.
Increased enrollments and sales revenues by over 30%.

DIRECTOR OF OPERATIONS AND MARKETING SERVICES
RIAD MARKETING SERVICES, Technical Career Institute.

3/87 - 7/90 **REGIONAL ADMINISTRATOR AND DIRECTOR OF SALES/ADMISSIONS AND MARKETING.**
Wilfred American Educational Services.
Directed the admission staff of eight schools (35 admissions personnel) Two major telemarketing Centers in New York

and Boston total of 75 seats, 100 personnel. Increased sales and enrollments by over 25% resulting in over $ 10 Million dollars in increased revenue.

7/85 - 3/87 Technical Business Schools.

LICENSED SCHOOL DIRECTOR, SCS Business & Schools, **ADMINISTRATOR**, Drake

Successfully administered these private career schools improving student retention, recruitment and increased profitability by over 20%.

5/76 - 7/85 **AND**

ADMINISTRATOR AND DIRECTOR OF ADMISSIONS MARKETING, Monroe College

One of a crucial team of educators and professionals who were responsible for the growth and subsequent success of a two-year business college. Under my leadership enrollments were increased by three hundred percent, new marketing driven courses and degrees were developed and instituted. Admissions teams under my leadership enrolled nearly 30,000 students and generated over $300 million dollars in revenue.

BUSINESS EXECUTIVE AND ENTREPRENEUR:

A highly adept problem solver, negotiator able to cut through to the heart of an issue and effect successful results. Possess the type of strong business-oriented analytical skills needed to identify and resolve problems and to handle financial, administrative management and client relations functions. Have always kept my eye and focus on the bottom-line profit of organizations. Created and managed a successful management consulting firm and effected the development of several start-up businesses.

As a **SENIOR LEVEL CORPORATE EXECUTIVE AND MANAGEMENT CONSULTANT**, have been responsible for divisional, national and full corporate operations. Have increased revenues, reduced operational costs and reduced potential legal liabilities. Possess expertise in all employment-related laws and regulations.

Professional Corporate Experience:

1999 –present **Senior Vice President, Counseling Services**
Career Strategies International, Inc.

Provide career and executive coaching services for attorneys seeking career transition or new legal employment. Personally sold over $750,000 in services

1997-1999 **Vice President of Corporate Operations**
ECI Conference Services

Responsible for the creation of a corporate infrastructure which included the coaching and development of all management and supervisory staff. Standardized all employee

policies, operational procedures and instituted and conducted training programs and staff development seminars. Advisor to Chairman of the Board. Revitalized sales and marketing operations leading to an increase of over two million dollars in sales revenue.

President / CEO - Career Pursuit Management Consulting Services, Inc.

1994- present

Client Companies & Organizations: Long-term Assignments:

Consultant / National Director of Telemarketing,
Hair Club for Men.

Consultant / Vice President Sales and Marketing
National Home Guaranty, Inc

Consultant / Vice President of Telemarketing / Sales
American Tele - Marketing.

Sr. Vice President of Counseling & Client Services
Career Strategies International

Have provided consulting management, sales / marketing and training services to financial services, educational, telecommunications, manufacturing industries and groups of senior corporate executives and presidents.

EDUCATION

Ph.D.	Educational Administration, La Salle University Thesis: *The Concept of Future Time Orientation*, 2001
MA	Vocational Guidance and Counseling, New York University, 1972
BA	Psychology, City College of New York, 1966

Dr. Edward R. Speyer 914 478-3437

STUDENT RETENTION PROGRAM EXPERIENCE:

Student retention has always been a major concern for me and I have instituted both a philosophy and practical programs and procedures that have resulted in considerable improvement in student retention in all the post secondary institutions that I have been involved with.

At Monroe College, I was influential in the creation of a college-wide student retention program. This involved the creation of a student and faculty support system and the improving of admission screening process. The goal was to provide the admissions counselor with the training, skills and support they needed to be able to select prospective students who had a stronger potential for completion of their studies. These programs continue today and have resulted in very strong student retention.

As a Licensed School Director for Drake Business Schools and SCS Business and Technical Institute, I instituted formal student retention programs beginning from admissions to every aspect of school operations involving students, faculty, administrative and support staff. Everyone had a role to keep our students in school. Instituted a peer counseling and support program and trained the peer counselors. Identified and trained faculty mentors and advisors. Created a "customer service" approach that incorporated the best principles and practices of good customer service and directed it toward our "customer" our students. Retention for both these school improved drastically and was evident even after just a few months of program operation. Although results varied between schools, improvements in retention ranged from 15% to over 20 % within the first year of operation and continued to improve into the second year. AICS cited my Drake School as having one of the best student retention percentages and an outstanding student support network that let to those results. They granted my school a 6-year accreditation renewal an honor only reserved for the best schools.

Norman Puffett, Ed.D.
2 Dore Court
New City, NY 10956
Day 845-664-0141
Evening 845-634-8589
drnorman@optonline.net

ADMINISTRATIVE POSITIONS

Assistant Director, Continuing & Professional Studies
Bronx Community College Bronx, NY June 2005 – Present

Chief operations officer providing certificate programs, individual courses, on-line courses, and contract learning programs to area organizations. Duties include hiring and managing staff, enrollment management, hiring instructors, assessing instructors, reviewing curriculum, NY State Education Department communications, negotiations with outside vendors, negotiating contracts with other agencies, and assorted other responsibilities.

Director of Academic Advising
Housatonic Community College Bridgeport, CT 2004 – May 2005

Hired as the first director of academic advising at a fast-growing urban, multi-ethnic community college. Created a new academic advising plan for 4,700 students. Created and supervised a training program for all faculty and staff advisors using a sophisticated data base system (Banner). Introduced a more intrusive early warning system to identify potential drop-outs early in the semester in order to help them cope with the issues that discouraged them from going to classes, failing in their work, etc.

Associate Dean, Graduate Studies and Continuing Education
College of Mount Saint Vincent Bronx, NY 2003-2004

Chief administrator for the division of graduate studies and continuing education. Obtained approval for a new BS in Professional Studies from the NY State Education Department. Implemented a new marketing and recruiting plan for graduate programs.

Assistant Vice President
University of Medicine & Dentistry of New Jersey Newark, NJ 2001 - 2002

Chief operating officer responsible for managing 500 medical, dental and allied health continuing education programs generating 15,000 registrations per year. Coordinated programming, marketing and events planning for three medical schools, a dental school and a school of health-related professions. UMDNJ is the largest health science university in the US with more than 12,000 employees.

- Implemented major improvements in enrollment marketing, processing, staff training and staff and faculty communications. Supervised six managers and fifty staff members.
- Assisted the Director of Educational Marketing in focusing the marketing strategies and tactics selected, including new improvements on the web site.

Vice President for Enrollment Management
Educational Video Conferencing, Inc. Yonkers, NY 1998 - 2001

Chief enrollment manager for a new company enrolling corporate employees in college degree programs delivered via two-way interactive video conferencing.

Dean of Admissions and Enrollment Planning
Lesley College Cambridge, MA 1995 - 1997

Chief administrator responsible for marketing, enrollment, and retention of 5,500 adult undergraduate and graduate students at 120 sites in sixteen states. Supervised a staff of 32. Managed a marketing budget of $1.4 million.

- Improved the use of marketing to support information sessions held in 16 states most days/nights of the week. Devised long-term marketing strategic plans. Implemented extensive and complex direct mail, newspaper, radio and telemarketing activities. Used psycho demographic research to identify "high potential" adult students for particular extension and campus sites.
- Simplified staff assignments and work overload to improve operational efficiencies and staff morale.
- Trained all admissions staff, recruiters and advisors

Dean, Graduate Studies and Enrollment Management
Western Connecticut State University Danbury, CT 1987 - 1995

Chief academic administrator for all graduate and continuing education programs. Managed graduate, adult baccalaureate, and non-credit admissions, marketing and registration planning and activities. Supervised all evening/weekend/summer/intersession marketing and registration activities, academic advising and institutional research for a campus of 6,300 students.

- Reorganized graduate admissions and continuing education. Created the first on-line registration system for graduate and continuing education students. Introduced the use of credit cards for students to pay tuition and fees which led to a significant increase in enrollments.
- Increased student enrollments, including summer school by 400%. Improved the use of targeted direct mail and expanded its use.

Director, MBA Programs in Fairfield County
University of Connecticut Stamford, CT 1985 - 1986

Chief administrator for a branch campus MBA Program enrolling 600 students. Supervised all admissions, enrollment, financial aid and marketing functions. Coordinated course scheduling with department chairs. Served as the primary academic advisor for all students.

Manager, LEED Institute & Personnel
LEED Danbury, CT 1984 - 1985

Served as chief administrator for a small business school and a large personnel agency. Managed marketing, personnel, finance, budgets, advertising, hiring, etc. Academic advisor for students.

Campus Provost
Long Island University Orangeburg, NY 1983

Chief administrator for a LIU branch campus with 500 graduate students enrolled in Education and Business Administration programs. Managed all admissions, recruiting, marketing, academic advising, registration, financial aid, faculty liaison activities.

Dean of the Yorktown Campus
Mercy College Yorktown Heights, NY 1974 - 1982

Founding chief administrator of the first of six Mercy College branch campuses. Increased enrollment to 1200 students within three years. Moved the campus to a much larger 43,000 square foot building in 1979. Supervised all marketing, admissions, recruiting, academic advising, financial aid and administrative activities. Coordinated course scheduling with department chairs. Actively involved in community activities.

TEACHING EXPERIENCE

Adjunct Faculty Member 2002 - 2003
Mercy College Dobbs Ferry, NY
Taught courses in Oral Communication. Received excellent evaluations from the Department Chair and the students.

Adjunct Faculty Member 2002
Western Connecticut State University Danbury, CT
Taught a course in Discussion. Received excellent evaluations from the students.

Adjunct Faculty Member 2002
Borough of Manhattan Community College New York, NY
Taught a course in Oral Communication. Received excellent evaluations from the Department Chair and the students.

Adjunct Faculty Member 2000
Norwalk Community College Norwalk, CT
Taught a course in Oral Communications. Received excellent evaluations from the students.

Adjunct Faculty Member 1996 - 1997
Bentley College Waltham, MA
Taught Public Speaking courses to graduate students enrolled in MBA programs. Received excellent evaluations from the Department Chair and the students.

Adjunct Faculty Member 1997
Boston University Boston, MA
Taught a graduate course in Persuasion. Received excellent evaluations from the Department Chair and the students.

EDUCATION

Ed.D. Higher & Adult Education 1983
Columbia University Teachers College New York, NY

M.A. Higher & Adult Education 1979
Columbia University Teachers College New York, NY

M.A. Speech & Theatre 1968
Adams State College Alamosa, Colorado

B.A. History & Political Science 1967
Adams State College Alamosa, Colorado

TRAINING

- College Admissions Institute - Harvard University, Cambridge, MA, 1992 - 1992
- College Management Program - Carnegie Mellon University, Pittsburgh, PA, 1990 - 1990

PROFESSIONAL AND COMMUNITY SERVICE

National Association of Graduate Admissions Professionals, Danbury, CT
Newsletter editor, 1989 - 1991
One of nine graduate admissions officers who created the organization that now represents graduate admissions professionals across the US.

1974 – 1999: Various presentations to NACAC, NEASC, NAGAP, NAGS, ACCRAO and other organizations in higher education on various issues of interest to admissions officers, graduate deans, registrars, financial aid officers, deans, and front-line staff members

Danbury School Board, Danbury, CT
Member, 1993 - 1995

City of Danbury, Danbury, CT
Charter Revision Committee Member, 1992

Rotary Club International, Danbury, CT
Newsletter Editor, 1988 – 1989

Rotary Club International, Yorktown Heights, NY
Newsletter Editor, 1975 – 1977

References available on request

Norman Puffett, Ed.D.

ADMINISTRATIVE POSITIONS

Assistant Director, Continuing & Professional Studies
Bronx Community College Bronx, NY June 2005 – Present

Chief operations officer providing certificate programs, individual courses, on-line courses, and contract learning programs to area organizations. Duties include hiring and managing staff, enrollment management, hiring instructors, assessing instructors, reviewing curriculum, NY State Education Department communications, negotiations with outside vendors, negotiating contracts with other agencies, and assorted other responsibilities.

Director of Academic Advising
Housatonic Community College Bridgeport, CT 2004 – May 2005

Hired as the first director of academic advising at a fast-growing urban, multi-ethnic community college. Created a new academic advising plan for 4,700 students. Created and supervised a training program for all faculty and staff advisors using a sophisticated data base system (Banner). Introduced a more intrusive early warning system to identify potential drop-outs early in the semester in order to help them cope with the issues that discouraged them from going to classes, failing in their work, etc.

Associate Dean, Graduate Studies and Continuing Education
College of Mount Saint Vincent Bronx, NY 2003-2004

Chief administrator for the division of graduate studies and continuing education. Obtained approval for a new BS in Professional Studies from the NY State Education Department. Implemented a new marketing and recruiting plan for graduate programs.

Assistant Vice President
University of Medicine & Dentistry of New Jersey Newark, NJ 2001 - 2002

Chief operating officer responsible for managing 500 medical, dental and allied health continuing education programs generating 15,000 registrations per year. Coordinated programming, marketing and events planning for three medical schools, a dental school and a school of health-related professions. UMDNJ is the largest health science university in the US with more than 12,000 employees.

- Implemented major improvements in enrollment marketing, processing, staff training and staff and faculty communications. Supervised six managers and fifty staff members.
- Assisted the Director of Educational Marketing in focusing the marketing strategies and tactics selected, including new improvements on the web site.

Vice President for Enrollment Management
Educational Video Conferencing, Inc. Yonkers, NY 1998 - 2001

Chief enrollment manager for a new company enrolling corporate employees in college degree programs delivered via two-way interactive video conferencing.

Dean of Admissions and Enrollment Planning
Lesley College Cambridge, MA 1995 - 1997

Chief administrator responsible for marketing, enrollment, and retention of 5,500 adult undergraduate and graduate students at 120 sites in sixteen states. Supervised a staff of 32. Managed a marketing budget of $1.4 million.

- Improved the use of marketing to support information sessions held in 16 states most days/nights of the week. Devised long-term marketing strategic plans. Implemented extensive and complex direct mail,

newspaper, radio and telemarketing activities. Used psycho demographic research to identify "high potential" adult students for particular extension and campus sites.

- Simplified staff assignments and work overload to improve operational efficiencies and staff morale.
- Trained all admissions staff, recruiters and advisors

Dean, Graduate Studies and Enrollment Management
Western Connecticut State University Danbury, CT 1987 - 1995

Chief academic administrator for all graduate and continuing education programs. Managed graduate, adult baccalaureate, and non-credit admissions, marketing and registration planning and activities. Supervised all evening/weekend/summer/intersession marketing and registration activities, academic advising and institutional research for a campus of 6,300 students.

- Reorganized graduate admissions and continuing education. Created the first on-line registration system for graduate and continuing education students. Introduced the use of credit cards for students to pay tuition and fees which led to a significant increase in enrollments.
- Increased student enrollments, including summer school by 400%. Improved the use of targeted direct mail and expanded its use.

Director, MBA Programs in Fairfield County
University of Connecticut Stamford, CT 1985 - 1986

Chief administrator for a branch campus MBA Program enrolling 600 students. Supervised all admissions, enrollment, financial aid and marketing functions. Coordinated course scheduling with department chairs. Served as the primary academic advisor for all students.

Manager, LEED Institute & Personnel
LEED Danbury, CT 1984 - 1985

Served as chief administrator for a small business school and a large personnel agency. Managed marketing, personnel, finance, budgets, advertising, hiring, etc. Academic advisor for students.

Campus Provost
Long Island University Orangeburg, NY 1983

Chief administrator for a LIU branch campus with 500 graduate students enrolled in Education and Business Administration programs. Managed all admissions, recruiting, marketing, academic advising, registration, financial aid, faculty liaison activities.

Dean of the Yorktown Campus
Mercy College Yorktown Heights, NY 1974 - 1982

Founding chief administrator of the first of six Mercy College branch campuses. Increased enrollment to 1200 students within three years. Moved the campus to a much larger 43,000 square foot building in 1979. Supervised all marketing, admissions, recruiting, academic advising, financial aid and administrative activities. Coordinated course scheduling with department chairs. Actively involved in community activities.

TEACHING EXPERIENCE

Adjunct Faculty Member 2002 - 2003
Mercy College Dobbs Ferry, NY
Taught courses in Oral Communication. Received excellent evaluations from the Department Chair and the students.

Adjunct Faculty Member 2002
Western Connecticut State University Danbury, CT
Taught a course in Discussion. Received excellent evaluations from the students.

Adjunct Faculty Member 2002
Borough of Manhattan Community College New York, NY

Taught a course in Oral Communication. Received excellent evaluations from the Department Chair and the students.

Adjunct Faculty Member 2000
Norwalk Community College Norwalk, CT
Taught a course in Oral Communications. Received excellent evaluations from the students.

Adjunct Faculty Member 1996 - 1997
Bentley College Waltham, MA
Taught Public Speaking courses to graduate students enrolled in MBA programs. Received excellent evaluations from the Department Chair and the students.

Adjunct Faculty Member 1997
Boston University Boston, MA
Taught a graduate course in Persuasion. Received excellent evaluations from the Department Chair and the students.

EDUCATION

Ed.D. Higher & Adult Education 1983
Columbia University Teachers College New York, NY

M.A. Higher & Adult Education 1979
Columbia University Teachers College New York, NY

M.A. Speech & Theatre 1968
Adams State College Alamosa, Colorado

B.A. History & Political Science 1967
Adams State College Alamosa, Colorado

TRAINING

- College Admissions Institute - Harvard University, Cambridge, MA, 1992 - 1992
- College Management Program - Carnegie Mellon University, Pittsburgh, PA, 1990 - 1990

PROFESSIONAL AND COMMUNITY SERVICE

National Association of Graduate Admissions Professionals, Danbury, CT
Newsletter editor, 1989 - 1991
One of nine graduate admissions officers who created the organization that now represents graduate admissions professionals across the US.

1974 – 1999: Various presentations to NACAC, NEASC, NAGAP, NAGS, ACCRAO and other organizations in higher education on various issues of interest to admissions officers, graduate deans, registrars, financial aid officers, deans, and front-line staff members

Danbury School Board, Danbury, CT
Member, 1993 - 1995

City of Danbury, Danbury, CT
Charter Revision Committee Member, 1992

Rotary Club International, Danbury, CT
Newsletter Editor, 1988 – 1989

Rotary Club International, Yorktown Heights, NY
Newsletter Editor, 1975 – 1977

Cathleen M. Greenan, MA.
52 Woodlawn Ave.
Poughkeepsie, NY 12601
914.420.3698
mgree11274@aol.com

Graduate Education:
Marist College, Poughkeepsie, NY. 15 credits from obtaining a second Masters in Experimental Psychology with a specialization in neurobiology (present).
Teacher's College, Columbia University. MA in Clinical Psychology
GPA: 3.78 (graduated 5/03)
Undergraduate: (9/97-6/01) Hunter College, NY, NY. BA in Psychology, minor Spanish Graduated 5/6/2001. First Year Honors, Dean's List.

Foreign Language Expertise: Spanish beginner-intermediate level.

Training: project Wild, project Aquatic, Therapeutic Crisis Intervention, Child Abuse Recognition and Prevention Training, Rape Crisis Training, Dog Training Certification, Behavior Modification, CPR for the Professional Rescuer, First Aid, Lifeguard Training, Search and Rescue Level III, Wildlife Rehabilitator, Outdoor Education/Wilderness Survival, Microsoft Word, PowerPoint, Excel, Lotus

Workshops/Conferences: Suicide Prevention Training: Dutchess County Crisis Intervention Response Team, Poughkeepsie, NY, Oct, 10th, 11th. Structural, Functional and Evolutionary Genomics Gordon Research Conference, Lewiston, ME.. May 11, 2005, Therapeutic Crisis Intervention, Brewster, NY Sept, 2005. Computational Biology and Bioinformatics Discussion Group, New York Academy of Sciences, New York. Nov. 11-13, 2004 CSHL Genomics Workshop: Identification of Functional Elements in Mammalian Genomes, Cold Spring Harbor, NY. NYS Outdoor Education Conference, Oct. 10-11, 2004

Work Experience:
Adjunct Faculty (5/05-present) Dutchess Community College. Instructor in sociology courses, co-instructor for the biology club.
Full Time Faculty (4/04-present) Interboro Institute. Instructor in Behavioral and Natural Sciences. A strong commitment to teaching evidenced by an established instructional philosophy focusing on student success and retention; integration of technology-based applications into the instructional process; advisement of students; participation in program development, department, and college-wide activities and mentor.
Wild Lives (12/02-present) Creator and Director of an educational nature program designed parallel with the NYS science curriculum, grades k-12, to supplement classroom learning in public and private schools. Facilitation of this program is geared towards experiential learning in all aspects of biology, earth science and anatomy & physiology.
Clinical Intern (9/03-5/04, PT & 9/02-6/02 FT) Green Chimney's Children's Services. Responsibilities include scheduling and conducting initial assessments for incoming students/residents, writing reports, case conferences, etc., supervised by Clinical Psychologist.
Youth counselor (8/02-present, per-diem) Runaway shelter/safe- house for adolescents, part of Green Chimney's Arbor House: crisis intervention, program planning, etc.
Naturalist/Adventure Education Facilitator (3/01-3/04, Full-time) Green Chimney's Children Services/Hillside Outdoor Ed Center. Facilitate all aspects of programs, outdoor education research, teaching science curricula, proposals, program design and implementation, and client relations.

Volunteer Experience:
Rape Victim Advocate/Counselor: (2/02-present) Victim Assistance Services: on-call 24 hours, trained for crisis intervention, provide victim with support in ER. and information related to hospital, justice system.
Research: (undergraduate and graduate) Columbia University and Hunter College: Benefits of Animal Assisted Therapy.

INTERBORO INSTITUTE FULL-TIME FACULTY CONTRACT

AGREEMENT made in New York, NY on this of by and between ("Instructor"), a resident of and INTERBORO INSTITUTE, Inc. ("Interboro"), a domestic corporation located at 450 West 56th Street, New York, NY 10019.

WHEREAS, Interboro is a proprietary college that offers associate degree programs; and

WHEREAS, Interboro desires to employ Instructor as a Faculty member under the terms and conditions set forth herein; and

WHEREAS, Instructor desires employment as a Faculty member at Interboro under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Parties agree as follows:

1. Interboro hereby offers, and instructor hereby accepts an appointment as, and agrees to perform the duties of a Full Time Faculty member at Interboro for the academic year that commences on and terminates on (Contract Term).
2. The Instructor agrees to teach courses totaling 18 hours per week as scheduled by the President or his designee.
3. Salary and Benefits.
    a. Salary. Interboro shall pay to Instructor an annual salary of $ prorated and payable in equal biweekly installments.
    b. Overload. Interboro shall pay to Instructor $ per hour for any authorized teaching hours in excess of 21 hours. This figure is calculated by dividing the annual salary referenced in Paragraph 1 above by 945, representing three semesters of 15 weeks each at 21 hours per week.
    c. Withholdings. Interboro shall withhold from such payments all Federal, State, and local income, employment and other taxes, as and in such amounts as may be required to be withheld under applicable law and all applicable payroll deductions.
    d. Fringe Benefits. Instructor may participate in the health insurance program upon execution of this contract. Instructor shall be entitled to a life insurance policy with a face value of $10,000 after two months of employment. Instructor may participate in the 401k program after ninety days of instructor's employment at Interboro in which Instructor may contribute up to 15% of Instructors salary to Instructor's 401k account, subject to the terms of the program. Interboro shall match 15% of Instructor's contribution.

4. The President and his designee shall schedule classes and to make teaching assignments that are regarded by the President and his designee in their sole discretion to be in Interboro's best interests.

5. The services rendered by the instructor to Interboro shall conform with Interboro's policies, as set forth in the Faculty Handbook, and shall at all times be subject to the supervision of the President, the Provost, and the appropriate Divisional Dean or Department Chair. Instructors shall among other things teach all of the sessions of their assigned classes; begin and end class sessions at the scheduled time; prepare and distribute course outlines; prepare, distribute and grade in-class and final examinations; conduct conferences with students at mutually convenient times; attend departmental meetings; attend Faculty Convocation each semester; attend Graduation Ceremonies if the Instructor is teaching in that (Summer) semester, and such other services as may be assigned by the President, the Provost, or the appropriate Divisional Dean or Department Chair. The above listing is not intended to be comprehensive, but rather represents clear examples of Instructors obligations to Interboro.

6. This agreement may be terminated by the President or his designee for Cause. For purposes of this Agreement, the President or his designee shall have Cause to terminate the Contract Term upon the determination by Interboro's President or his designee, in his\her sole discretion, that Employee has not been performing his duties hereunder in an appropriate or sufficiently competent manner. Examples include, but are not limited to, dishonesty; disloyalty; unprofessional behavior; excessive absences or lateness, misrepresentation of credentials; failure to properly carry out duties and responsibilities described in Paragraph 5, or taking any action that is adverse to the interests of Interboro or to its students.

7. If Interboro chooses not to continue the employment of the instructor past the term of this contract, Interboro shall notify the employee, in writing, no later than four months before the end of the contract term

8. If instructor is employed outside of Interboro, Instructor must inform the appropriate Divisional Dean or Department Chair, Interboro shall not excuse Instructor from any services of employment, as set forth in this agreement, for the purpose of accommodating such outside employment.

9. This agreement contains the entire understanding by and between the parties, all prior and oral agreements are hereby merged into it, and this agreement cannot be changed, modified, or terminated without the express written and signed consent of all parties hereto.

10. This agreement is governed by the laws of the state of New York.

11. The Parties agree that any disputes arising from the terms of this contract shall be adjudicated by an arbitrator agreed upon by all parties hereto, and all parties hereto agree to be bound by such adjudication.

IN WITNESS WHEREOF, the parties have affixed their hands and seals on the day and year above written.

INSTRUCTOR

President
INTERBORO INSTITUTE, INC.

INTERBORO INSTITUTE FULL-TIME FACULTY CONTRACT

AGREEMENT made in New York, NY on this of by and between ("Instructor"), a resident of and INTERBORO INSTITUTE, Inc. ("Interboro"), a domestic corporation located at 450 West 56th Street, New York, NY 10019.

WHEREAS, Interboro is a proprietary college that offers associate degree programs; and

WHEREAS, Interboro desires to employ Instructor as a Faculty member under the terms and conditions set forth herein; and

WHEREAS, Instructor desires employment as a Faculty member at Interboro under the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the promises and covenants contained herein, the Parties agree as follows:

1. Interboro hereby offers, and instructor hereby accepts an appointment as, and agrees to perform the duties of a Full Time Faculty member at Interboro for the academic year that commences on and terminates on (Contract Term).
2. The Instructor agrees to teach courses totaling 18 hours per week as scheduled by the President or his designee.
3. Salary and Benefits.
   a. Salary. Interboro shall pay to Instructor an annual salary of $ prorated and payable in equal biweekly installments.
   b. Overload. Interboro shall pay to Instructor $ per hour for any authorized teaching hours in excess of 21 hours. This figure is calculated by dividing the annual salary referenced in Paragraph 1 above by 945, representing three semesters of 15 weeks each at 21 hours per week.
   c. Withholdings. Interboro shall withhold from such payments all Federal, State, and local income, employment and other taxes, as and in such amounts as may be required to be withheld under applicable law and all applicable payroll deductions.
   d. Fringe Benefits. Instructor may participate in the health insurance program upon execution of this contract. Instructor shall be entitled to a life insurance policy with a face value of $10,000 after two months of employment. Instructor may participate in the 401k program after ninety days of instructor's employment at Interboro in which Instructor may contribute up to 15% of Instructors salary to Instructor's 401k account, subject to the terms of the program. Interboro shall match 15% of Instructor's contribution.

4. The President and his designee shall schedule classes and to make teaching assignments that are regarded by the President and his designee in their sole discretion to be in Interboro's best interests.

5. The services rendered by the instructor to Interboro shall conform with Interboro's policies, as set forth in the Faculty Handbook, and shall at all times be subject to the supervision of the President, the Provost, and the appropriate Divisional Dean or Department Chair. Instructors shall among other things teach all of the sessions of their assigned classes; begin and end class sessions at the scheduled time; prepare and distribute course outlines; prepare, distribute and grade in-class and final examinations; conduct conferences with students at mutually convenient times; attend departmental meetings; attend Faculty Convocation each semester; attend Graduation Ceremonies if the Instructor is teaching in that (Summer) semester, and such other services as may be assigned by the President, the Provost, or the appropriate Divisional Dean or Department Chair. The above listing is not intended to be comprehensive, but rather represents clear examples of Instructors obligations to Interboro.

6. This agreement may be terminated by the President or his designee for Cause. For purposes of this Agreement, the President or his designee shall have Cause to terminate the Contract Term upon the determination by Interboro's President or his designee, in his\her sole discretion, that Employee has not been performing his duties hereunder in an appropriate or sufficiently competent manner. Examples include, but are not limited to, dishonesty; disloyalty; unprofessional behavior; excessive absences or lateness, misrepresentation of credentials; failure to properly carry out duties and responsibilities described in Paragraph 5, or taking any action that is adverse to the interests of Interboro or to its students.

7. If Interboro chooses not to continue the employment of the instructor past the term of this contract, Interboro shall notify the employee, in writing, no later than four months before the end of the contract term

8. If instructor is employed outside of Interboro, Instructor must inform the appropriate Divisional Dean or Department Chair, Interboro shall not excuse Instructor from any services of employment, as set forth in this agreement, for the purpose of accommodating such outside employment.

9. This agreement contains the entire understanding by and between the parties, all prior and oral agreements are hereby merged into it, and this agreement cannot be changed, modified, or terminated without the express written and signed consent of all parties hereto.

10. This agreement is governed by the laws of the state of New York.

11. The Parties agree that any disputes arising from the terms of this contract shall be adjudicated by an arbitrator agreed upon by all parties hereto, and all parties hereto agree to be bound by such adjudication.

IN WITNESS WHEREOF, the parties have affixed their hands and seals on the day and year above written.

______________________	______________________
	President
INSTRUCTOR	INTERBORO INSTITUTE, INC.

INTERBORO INSTITUTE LIBRARIES

COLLECTION DEVELOPMENT POLICY & PROCEDURES

(Effective 1/13/03)

Responsibilities. The responsibility for the selection of materials lies in theory with all of the members of the faculty and the professional library staff. However the ultimate responsibility for materials selection and the development of a strong collection rests with the Director of Libraries, who oversees the growth and maintenance of the collections. S/he ensures that the core collection is maintained and that new acquisitions reflect the needs of the students, the faculty and the goals of the institution.

Materials Selection Policy. The policy of Interboro Institute Libraries is that materials selections originate with the Reference Librarian of each extension center or branch campus. Interboro Institute Libraries collects print and non-print materials that support the curriculum of the college. The following guidelines should be considered in selecting and adding materials to the collection:

1. Availability of funds.
2. Importance and relevance of subject matter in relation to the Institute's educational goals and the curriculum.
3. Upon faculty request.
4. Nature and frequency of student requests.
5. Clarity of presentation and readability.
6. Up-dates subject field knowledge.
7. Lack of bias or prejudice.
8. Relation to the existing collection.
9. Anticipated use.
10. Reputation of the publishing house.

This list is not in order of priority.

Non-print Materials. The policy of Interboro Institute Libraries is that non-print selections originate with the Reference Librarian of each Extension Center or Branch Campus. Each Interboro Institute Library is committed to collecting non-print materials that support the Institute's curriculum in a variety of formats. These non-print materials include videocassettes, CD-ROMs, audiocassettes, and computer disks. The Libraries, in accordance with the general ***Materials Selection Policy***, will acquire non-print materials

that meet the education, informational, and cultural needs and interests of the Interboro Institute community.

Periodicals. The policy of Interboro Institute Libraries is that periodicals selections originate with the Reference Librarian of each Extension Center or Branch Campus. Suggestions from faculty for new periodical subscriptions will be held until June of each year, at which time a general evaluation of all periodicals will be made. Additions to the holdings will be made on the basis of the following criteria:

1. Importance of recommended title to the curricula of the Interboro Institute.
2. Ability of students to read and understand the material presented.
3. Number of journals currently held in the subject area.
4. Availability of adequate access to the contents through indexing media.
5. Fiscal soundness of the publication.

Textbooks. The purpose of the Interboro Institute Libraries collection is to complement the textbooks and lectures and to further coursework and research. The library does not purchase textbooks used in the classes taught at Interboro Institute, and expects that students will purchase the textbooks used in their classes. *Exceptions to this policy will be made on a case-by-case basis.*

The library will occasionally accept gifts or purchase generally classified textbooks in instances where the availability of substantive area literature is limited. Such acquisition must adhere to the following criteria:

1. When a particular textbook is recognized as a classic by experts in the field.
2. When a textbook presents materials in a way that is especially valuable to users in the opinion of teaching faculty and librarians (as for example, "Case Studies" in Business and Literature) and whose usefulness to readers will probably outlive related course offerings.
3. When other kinds of monographic publications in a curricular area are sparse.
4. When a textbook treats an important extra-curricular subject not otherwise represented in the collection.

Multiple Copies. In order to provide the broadest possible range of materials for the support of the curriculum, the library will not usually purchase multiple copies of books serials, textbooks or audiovisual items. Requests for multiple copies will be considered individually, according to present needs and the value of the resource as a part of the library's permanent collection. The Director of Libraries will contact faculty members who request multiple or duplicate copies in order to verify the actual need for such added titles. The criteria to be considered for the purchase of multiple copies for reserve required reading includes course enrollment and the nature and expected use of the reserve material. If a decision is made to purchase multiple copies, the additional copies will be acquired in the most economical format.

Donated Materials. It is the prerogative of Interboro Institute Libraries to accept or reject any gift of books or other materials. If the library cannot use any part of donated items in its collection, applying the same criteria it would to new materials, it reserves the right to give the materials away, including to other libraries, or to discard the items.

Following is a step-by-step procedural guide for addressing specific topics.

1. Keep one copy of current **textbooks** in the reserve collection only in keeping with the library's collection development policy statement.

2. Keep **duplicates** only in cases of heavy use.

3. Keep only those **foreign language materials** used in the curriculum or understood by the College community.

4. Discard all **old editions of textbooks,** particularly in business, science, and the social sciences.

5. Discard all **outdated materials**, particularly in business, science, and the social sciences.

6. Discard materials **when courses and programs are dropped**.

7. Maintain a basic **core reference collection**. Consult our *List of Basic Core Reference Materials.*

8. Subject **gifts** to the same rigorous standards of discrimination as purchases.

    - Obtain an advance list to select from when possible.

    Cancel **paper journal subscriptions** as titles become available on full-text online databases available on the library Web page unless a case can be made whereby the print subscription should be maintained.

10. Display **new acquisitions** to encourage use.

F – BOOK LISTS

First page only
Approximately
4 or additional
pages

Baker & Taylor Books

Attn: Order Department
251 Mount Olive Church Road
Commerce, GA 30599-1100

Phone: (800)775-1100
Fax:(800)775-7480
http://www.btol.com

Bill To: Interboro Institute

Ship To: Interboro Institute

Date: Thursday, December 08, 2005
Account#: U432419 000001 - Book Acct
Cart Name: MainF
Purchase Order Number: INT-0575

Internal Notes:
Special Instructions:

86 Percent Solution : How to Succeed in the Biggest Market Opportunity of the Next 50 Years

By: **Mahajan, Vijay; Banga, Kamini (ART); Gunther, Robert**

ISBN: **0131489070**	Edition:	Pub.Date: **9/2/2005**	Binding: **Hardcover**
Supplier: **Pearson P T R**	Dewey: **658**	PO Line Note:	
Price: **$26.99**	Est.Discount Price: **$0.00**	Report Code:	Ordered: **1**
Notes:			
EDI: **Shipped**	Confirmed: **1**	Backordered: **0**	Cancelled: **0**

Bolt Risk

By: **Wood, Ann**

ISBN: **0972898468**	Edition:	Pub.Date: **11/1/2005**	Binding: **Paperback**
Supplier: **Consortium Book Sales & Dist**	Dewey: **813/.6**	PO Line Note:	
Price: **$14.95**	Est.Discount Price: **$0.00**	Report Code:	Ordered: **1**
Notes:			
EDI: **Backordered**	Confirmed: **0**	Backordered: **1**	Cancelled: **0**

Do You Speak American?

By: **MacNeil, Robert; Cran, William**

ISBN: **0156032880**	Edition:	Pub.Date: **11/14/2005**	Binding: **Paperback**
Supplier: **Harcourt**	Dewey: **420/.973**	PO Line Note:	
Price: **$13.00**	Est.Discount Price: **$0.00**	Report Code:	Ordered: **1**
Notes:			
EDI: **Shipped**	Confirmed: **1**	Backordered: **0**	Cancelled: **0**

Encyclopedia Of Human Development

By: **Salkind, Neil J. (EDT)**

ISBN: **1412904757**	Edition:	Pub.Date: **10/30/2005**	Binding: **Hardcover**
Supplier: **Sage Pubns**	Dewey: **155/.03**	PO Line Note:	
Price: **$425.00**	Est.Discount Price: **$0.00**	Report Code:	Ordered: **1**
Notes:			
EDI: **Backordered**	Confirmed: **0**	Backordered: **1**	Cancelled: **0**

Essentials of Health Information Management : Webtutro on Blackboard (Standalone, Passcode for Online Website)

By: **Green, Michelle A.; Bowie, Mary Jo**

ISBN: **0766845079**	Edition:	Pub.Date: **9/22/2004**	Binding: **Hardcover**
Supplier: **Thomson Learning**	Dewey: **610**	PO Line Note:	
Price: **$29.95**	Est.Discount Price: **$0.00**	Report Code:	Ordered: **1**
Notes:			
EDI: **Backordered**	Confirmed: **0**	Backordered: **1**	Cancelled: **0**

Insurance Handbook for the Medical Office With Hippa Guide : Text, Saunders's 2006

G – FACULTY HANDBOOK

INTERBORO INSTITUTE

FACULTY HANDBOOK

Spring 2005

The contents of this Faculty Handbook are guidelines only and supersede any prior Faculty Handbook. Neither this Faculty Handbook nor any other Interboro (also referred to herein as "the college") guidelines, policies, or practices creates an employment contract. Interboro has the right, with or without notice, in an individual case or generally, to change any of its guidelines, policies, practices, working conditions or benefits at any time. Many matters covered by the handbook also are described in separate official documents. These official documents, such as formal benefit plan documents, always are controlling over any statement made in this handbook or by any supervisor or manager or any summary plan description.

No one is authorized to provide a faculty member with an employment contract or special arrangement concerning terms or conditions of employment unless the contract or agreement is in writing and signed by the Chief Executive Officer or President. Employment with Interboro may be terminated at any time, with or without cause or reason, by the faculty member or Interboro.

This notice applied to all employees regardless of date of hire.

1.0 ACADEMIC AFFAIRS ORGANIZATIONAL STRUCTURE

1.1 President

The President is responsible for all operations at the college and assigns the responsibility of Academic Affairs to the Vice President for Academic Affairs.

1.2 Vice President for Academic Affairs

The Vice President for Academic Affairs is the college's Chief Academic Officer, and is responsible for all aspects of Academic Affairs including the Academic Programs, the Library, and the Academic Resource Center.

1.3 Assistant Vice President for Academic Affairs

In addition to providing assistance to the Vice President for Academic Affairs, the Assistant Vice President for Academic Affairs coordinates the Departments of Business Administration and Office Technologies. The Assistant Vice President supervises the Director of the Academic Resource Centers.

1.4 Special Assistant to the Vice President for Academic Affairs

In addition to providing assistance to the Vice President for Academic Affairs, the Special Assistant to the Vice President for Academic Affairs coordinates the Departments of Computer Science, Law, and Social and Natural Sciences.

1.5 Assistant Academic Dean for Sites and Centers

The Assistant Academic Dean for Sites and Centers provides administrative academic assistance for faculty and students on satellite campuses.

1.6 Department Chairs

Department Chairs are appointed to provide leadership for each academic department. Department Chairs are responsible for the supervision of faculty, teaching assistants, and developmental specialists of the given department. The Chairs' duties include but are not limited to: facilitating faculty in the design, monitoring, and assessment of their programs; hiring, staffing, and evaluating faculty and staff; scheduling courses; faculty development; preparing departmental budgets, and presiding over departmental meetings.

1.7 Director of Academic Computing

The Director of Academic Computing is responsible for chairing the Department of Computer Technology. In addition, the Director of Academic Computing provides technical guidance to Academic Affairs.

1.8 Lead Instructors

In certain departments, one or more Lead Instructors appointed from departmental full-time faculty assist the Chair in providing leadership for that department as set forth above.

1.9 Faculty

The faculty in each department directly report to their Chair, with Lead Instructors, where applicable, acting as facilitators regarding various matters.

1.10 Site/Center Directors

In addition to Interboro's Main Campus, there are three sites and centers (one in Flushing, one in Washington Heights, and one in Yonkers). Those campuses are led by a Site/Center Director, who presides over that campus' day to day affairs. The Site/Center Director identifies academic matters to the Assistant Academic Dean, Chair, or other academic officer and typically interfaces with the faculty in campus-specific matters.

1.11 Library

Each campus contains a library, which is open to the entire college community. It contains both a general circulation and a reference section, as well as computers with Internet access and other research capabilities. On some campuses, the Library and ARC are located together. Each library is under the direction of a qualified librarian who reports indirectly to the Site/Center Director when relevant and directly to the Director of Libraries who provides leadership and coordinates library services at all locations.

1.12 Academic Resource Center (ARC)

An Academic Resource Center (ARC) is located on each campus, providing tutoring in courses offered at the college and other academic supports. The Director of Academic Resource Centers provides leadership for the Centers. Local coordinators supervise staff tutors. Tutors are regularly on hand for courses in which tutoring is most often requested. Specialty tutors are provided upon request.

1.13 Director of Scheduling

The Director of Scheduling is responsible for academic calendars, course and examination schedules, data analysis, and other duties associated with the Office of Academic Affairs.

2.0 FACULTY ISSUES - GENERAL

Faculty members at Interboro are unranked. The following generally applies to full-time and adjunct instructors at the college:

2.1 Academic Requirements

A faculty member must meet the academic requirements for the position as determined by Interboro. Generally, the faculty member must have earned a relevant master's degree (or its equivalent as established by Interboro).

2.2 Teaching Assignments and Schedules

Instructors are generally recommended for hire by the appropriate Chair and are approved by the Vice President for Academic Affairs and the President. Course offerings and schedules for a given semester generally are determined during the latter portion of the previous semester.

2.3 Adjunct and Full-Time Status

Generally, instructors are first hired as adjuncts, and may be appointed to full-time status if and when there is a mutual desire to do so by and between the college and the given instructor.

2.4 Courseloads

Adjunct instructors are paid on a per course rate (a "course" for these purposes meets for three contact hours per week), and may teach up to five courses per semester. For the purposes of determining courseloads, a "course" is an actual course, not a course equivalent (such as administrative release time).

Full-time instructors are paid an annual salary, for which they, among other things, are obligated teach a minimum of six courses per semester, at whatever days and times and on whatever campus the college deems necessary.

From time to time, full-time instructors may become *underloaded,* meaning that, due to enrollment or other factors, their semester courseload is less than six. In that case, the following would occur:

1. The Chair may offer additional courses(s) to the instructor at any time on any campus to return the instructor's courseload to six.

2. If the instructor is not willing to accept the additional course(s), and the Chair agrees to fill the course(s) with another instructor, then the instructor's salary may be adjusted accordingly.

3. The Vice President for Academic Affairs may assign equivalent administrative work to an underloaded faculty member.

Chairs may offer full-time instructors courses in excess of the six that they are required to teach per semester, up to a maximum of three overload courses per semester (i.e., nine total courses per semester), which instructors are free to accept or reject.

Any courses beyond the maximum courseloads set forth above (nine for full-timers and five for adjuncts) must be approved by the Vice President for Academic Affairs or designee and documented in the instructor's file.

2.5 Course Preparations

In order to ensure effective teaching and learning, instructors are generally limited to three separate preparations for writing courses, and four preparations overall. Exceptions to these limitations must be approved by the Vice President for Academic Affairs or designee and documented in the instructor's file.

2.6 Faculty Responsibilities

All faculty are responsible for certain duties related to their courses, including but not limited to: regular and punctual attendance at assigned courses according to the published schedule; thorough preparation for each class session; adherence to course objectives published in syllabi and outlines; prompt grading and provision of substantive feedback on student assignments and examinations; availability for student conferences during published office hours; participation in departmental selection of textbooks and instructional aids; participation in the development of the library collection specific to the department; participation in the development of the department including regular review of departmental goals and objectives, review of course syllabi, and the periodic assessment of the department's success in achieving its goals; contacting by telephone or email students not in regular attendance; referral of students in danger of failing to academic support services; adherence to administrative procedures governing examinations and grade reports; and familiarity with and adherence to college academic and personnel policies and all other requirements set forth by the college.

Full-time faculty are required to serve on at least one of the college's standing academic committees. Currently, those committees are: The Library Committee, providing guidance to the Library in matters of collection-building and their use in instruction; the Curriculum Committee, managing periodic reviews of academic programs and approving substantive changes in curriculum; the Faculty

Development Committee which designs and facilitates Interboro's in-house faculty development programs; and the Committee on Academic Standing which hears appeals on dismissals and suspensions. Faculty are appointed to these committees by their respective Chairs and must serve as requested.

Full-time faculty are responsible for continuing their scholarly and professional growth pursuant to Section 4.7 of this handbook. College-sponsored seminars should be augmented by membership and participation in professional societies, attendance at regional and national conferences, and study of the current literature.

Full-time faculty are required to attend faculty development events, faculty convocations, department meetings, and graduation ceremonies. Adjunct instructors are urged to attend these events as well.

A faculty member's violation of any policy or practice and/or failure to comply with any other requirement is grounds for discipline, up to and including termination.

2.7 Faculty Convocation

Faculty Convocation generally takes place on the last day of classes of the second week of each semester. The Convocation is an opportunity for faculty and administrators to come together for a general information session, and is typically followed by departmental meetings.

2.8 Graduation

The college's Graduation ceremony usually takes place during the first week of June of each year. Faculty attend in academic regalia. All faculty are encouraged to remain on hand at the end of the ceremony to congratulate students, meet their families, and pose for pictures.

2.9 Student Relations

Faculty and students, whether or not the student is currently being taught by a faculty member, may not enter into relationships that may give rise to the fact or appearance of impropriety or possible conflict of interest. Types of improper relationships include but are not limited to: personal/intimate relationships, the borrowing or lending of money, or professional services rendered.

3.0 CLASSROOM PROCEDURES

3.1 Attendance

Attendance must be taken in each session of every course, and the attendance

sheet(s) must be returned to the Registrar (or designee) on the respective campus that same day. For various reasons, it is imperative that faculty keep attendance records very accurately and submit them in a timely manner. Because, from time to time, attendance records might be misplaced or improperly entered into the main computer system, instructors might be asked to reproduce their attendance records for a particular class session. Accordingly, they must retain a copy of an accurate and updated record of attendance for each class session (see Rollbooks, below).

3.2 Rollbooks

Faculty are required to maintain updated rollbooks for each course reflecting student attendance and performance (a separate rollbook is not required for each course; records for several courses may be contained in a single rollbook). Rollbooks might be requested for review by the Chair or other administrator, at which point faculty are expected to produce an updated rollbook within one business day of the request. Rollbooks are available through the Office of Academic Affairs on the Main Campus, or through the respective Site/Center Director on all other campuses. Rollbooks are an excellent method of keeping an ongoing record of students' attendance and performance, day by day, and are a vital resource for informing students about grades received in earlier semesters. They must be retained for a period of 3 years.

3.3 Course Syllabi

The goals, objectives, and curriculum of each course are formalized in a syllabus. Syllabi for all courses are created and updated by the respective departments. Generally, course syllabi are internal documents distributed to faculty, not to students. Faculty, in turn, distribute course outlines, which are based on the syllabi, to students.

3.4 Course Outlines

Course outlines for all courses are created and updated by the departments. The outlines are based on the course syllabi, and may include additional pages that supplement but do not conflict with the information provided on the main portion of the outline. Faculty may obtain course outlines from their Chairs, and must distribute the outlines to students in each course no later than the end of the second week of classes in each semester.

3.5 Class Schedules

Classes are typically scheduled to meet twice weekly on Mondays and Wednesdays or on Tuesdays and Thursdays. Some courses are scheduled to meet one time each week.

3.6 Faculty Absences

Faculty are expected to be present for each class session and to begin and end classes on time. Instructors who anticipate being absent or substantially late (more than 15 minutes) are required to call the Main Campus at 212 399 0093 Extension 6000. Faculty teaching on satellite campuses are required to call their campus in addition to calling Extension 6000.

Faculty are responsible for making up all work missed as a result of their absences from class. A Faculty Absence Form will be placed in their mailbox for each day on which they were absent. Faculty are required to complete the form accordingly, have it signed by their respective Chairs, and return it to the Office of Academic Affairs on the Main Campus or to the Center/Site Director on satellite campuses. Faculty are encouraged to provide coverage for any missed class sessions. (Note: Adjunct instructors are paid by the course and full-timers are paid a salary. Because their pay is not affected by absences, the college generally will not pay others to provide class coverage in case of absence. Accordingly, instructors are responsible for any financial arrangements for those who provide coverage.)

3.7 Final Gradesheets

Final Gradesheets are the official documents on which faculty record student grades for each course. They must be returned, along with the corresponding final examinations, to the Registrar (or designee on each respective campus) 48 hours following the scheduled examination time in order to prevent a backlog of data entry at the end of the final exam period.

Gradesheets will be placed in faculty mailboxes a few days prior to the beginning of the final exam period. Generally, a duplicate gradesheet is provided for each course. Instructors are expected to hand deliver their gradesheets and corresponding final exams to the Registrar or designee and to request a signature and date on their duplicate gradesheet as evidence of receipt. As timely submission of final grades is critical to students' ability to progress, pay will be withheld from faculty who have not submitted final grades in a timely manner until such Gradesheets and final exams are submitted.

Faculty are responsible for properly completing the Gradesheets, and should consult their respective Chairs about how to do so.

3.8 Final Examinations

Faculty must submit drafts of their final exams to their respective Chairs by the deadline set by such Chairs. They must be mindful that examinations must be

grammatically correct and free of spelling or typographical errors; that they address course exit competencies, and that the format and grading values are easy to understand. The exam submitted to Chairs for approval must be in a form that is ready to administer. Accordingly, faculty are strongly encouraged to consult their respective Chairs about properly creating and submitting final exams for approval.

Generally, final exams are administered during the final exam period, with some exceptions (The Freshman Seminar [FS100] final exam, for instance is administered on the last day of class, not during the final exam period. A select few courses do not require traditional final exams; in such cases, the respective Chair will inform the faculty accordingly).

Faculty are required to proctor exams and to serve as alternates, as set forth in the Final Exam schedule. Generally, but not always, faculty proctor exams in their own course sections. Faculty who are unable to proctor or to alternate as scheduled are responsible for providing coverage accordingly (generally, they would approach another instructor and offer to switch proctoring assignments). Once alternate coverage has been secured, they must communicate the information to the Office of Academic Affairs on the Main Campus or to the respective Site/Center Director on all other campuses.

3.9 Makeup Final Exams

A "makeup" final exam is a final exam given during any day or time after the regularly scheduled time. The college expects makeup exams to be provided for and made available to students, when appropriate, for every course.

Any faculty member administering a makeup exam should create a different and more challenging exam than the regularly-scheduled exam which also tests for the course's exit competencies, and such exam should be submitted to the respective Chair for review at the same time that he or she submits the regularly-scheduled exam. Faculty administering makeup exams during the intersession are required to grade and submit such grades to the Registrar on or before the first day of classes in the following semester.

Faculty not teaching in that new semester are nonetheless required to submit those grades on the first day of the new semester. In all other cases (such as, if faculty administer makeup exams after the intersession), they are required to submit such grades within 24 hours of the administration of the exam.

3.10 Incomplete Grades

When warranted, faculty have the option to grant students incomplete grades when they wish to give students an opportunity to complete outstanding coursework (such as the final exam). Such grades must contain the letter "I,"

followed by a letter grade (e.g. I/F, I/D+, etc.) and should reflect the grade the student would have achieved without the missing work.

An instructor may not:

1. Submit a final grade of I.
2. Submit a final grade of I followed by a grade higher than the student has earned, only completed work being taken into account.

Accordingly, the incomplete grade (the "I" followed by a letter grade) is the lowest grade that the student will ever earn for the course. The student may only potentially *raise* the grade, or keep it the same, but not lower it.

3.11 Academic Freedom

Interboro supports the academic freedom of its faculty. Faculty are not restricted from expressing any particular point of view in or out of the classroom, and are thus free from institutional censorship, subject to Constitutional time, place, and manner restrictions, except as specified below.

No instructor may claim as a right the privilege of discussing in the classroom controversial topics outside his/her own field of study. He/she must not take advantage of his/her position by introducing provocative discussions of irrelevant subjects not within the field of his/her study.

In discussing subjects of a particular sensitivity or likely to spark controversy, instructors are asked to approach such subjects with tact and sensitivity.

4.0 EMPLOYMENT CONDITIONS

4.1 Duration of Employment

All employment is at-will and subject to the terms and conditions of employment including but not limited to those set forth in this handbook.

4.2 401K

Full-time faculty who have been full-time for 90 days are eligible to contribute to the college's 401K plan. Participation in the 401K plan is voluntary.

4.3 Payroll Deductions

In addition to the voluntary 401K deduction, normally Social Security, Workers' Compensation, Disability Insurance, and New York State Unemployment

Insurance deductions are made from every employee's paycheck. The payroll department will provide additional information upon request.

4.4 Health Insurance

Full-time faculty who have been full-time for 90 days are eligible for health insurance. Please visit the Human Resources Department for additional information.

4.5 Life Insurance

Full-time faculty who have been full-time for 90 days are eligible for group life insurance. Please visit the Human Resources Department for additional information.

4.6 Leave of Absence

Interboro will provide leaves and reinstatement as required by the Family and Medical Leave Act.

All faculty are required to fulfill their obligation to the college. However, in the event of an emergency, faculty should contact their respective Chairs to determine arrangements for leave. Ultimately, such leave must be approved by the President.

4.7 Scholarly and Professional Growth

Faculty are expected to enhance their scholarly and professional growth as described earlier in this handbook. Full-time faculty are eligible for tuition reimbursement for up to two courses per semester (not including Summers, thus, for up to four courses per academic year), at a rate not to exceed the per-credit cost of the City University of New York (CUNY) Graduate Center, provided they receive a grade of "C" or higher in each course for which such reimbursement is requested. To qualify for reimbursement, the courses must be deemed relevant to the assignment of the instructor by the Vice President for Academic Affairs.

4.8 Faculty Evaluation by Chair

All faculty are evaluated by their respective Chairs or designee at least once per academic year, in terms of their overall performance and formative growth. Also, all faculty are evaluated by their Chairs in terms of a formal classroom observation at least once per academic year, and all new faculty are evaluated in that manner in their first semester.

4.9 Faculty Evaluation by Students

Generally, all faculty are evaluated by students in their courses each semester. A summary is provided by the department Chair and is copied to the faculty file.

Evaluations can affect Interboro's decision as to whether to continue to employ a faculty member.

4.10 Nondiscriminatory Policy

Interboro is an Equal Opportunity Employer that does not discriminate on the basis of actual or perceived race, creed, color, religion, national origin, ancestry, alienage or citizenship status, age, disability or handicap, sex, marital status, familial status, veteran status, sexual orientation, arrest record or any other characteristic protected by applicable federal, state or local laws. Our management team is dedicated to insuring the fulfillment of this policy with respect to recruitment, hiring, placement, promotion, transfer, training, compensation, benefits, employee activities and general treatment during employment.

In fact, Interboro strongly believes in the virtues of diversity, and attempts to hire a faculty that is diverse in many aspects – including but not limited to the ones set forth – in order to maintain a strong teaching and learning process enriched by faculty diversity.

Interboro will endeavor to make a reasonable accommodation to the known physical or mental limitations of qualified employees with disabilities unless the accommodation would impose an undue hardship on the operation of our college. If you need assistance to perform your job duties because of a physical or mental condition, please speak to your Department Chair.

Interboro will endeavor to accommodate the sincere religious beliefs of employees. If you wish to request such an accommodation, please speak to your Department Chair.

4.11 Redress of Grievances

Faculty who believe that their terms and conditions of employment have been adversely affected in a manner that is arbitrary and capricious, unconstitutionally discriminatory, or otherwise not consistent with standard Interboro policy should contact their respective Chairs.

5.0 COMMUNICATIONS AND PHYSICAL PLANT

The following services are in place to enhance the quality of faculty life at the college:

5.1 Mailboxes

Each faculty member is assigned a mailbox, at a designated location on each campus.

5.2 Voice Mail

Each faculty member is assigned a voice mail extension. Voice mail may be checked either from within the college, or by calling the college from an outside line and following certain procedures. The Office of Academic Affairs will provide additional information upon request.

5.3 Electronic Mail (e-mail)

Each faculty member is assigned an electronic mail (email) account, accessible through the college website (www.interboro.edu). The Office of Academic Affairs will provide additional information upon request. Faculty should be familiar with email as it is a prime method of communication at Interboro. For additional information, please refer to the Interboro policy bulletin Internet, Facsimile, and E-mail Policy published on November 18, 2004, available in the Human Resources Department.

5.4 Photocopying

Faculty on each campus are entitled to the duplication of small items (e.g., 20 copies of a one-page original) upon request. On the Main Campus, such service is available on the third floor. On all other campuses, the respective Site/Center Director will provide additional information upon request.

For larger copying projects, instructors must make their request in writing and will receive their copies within one business day of the request. On the Main Campus, this request may be made on the third floor at the Copy Center. On all other campuses, the respective Site/Center Director will provide additional information upon request.

All requests for copies must be relevant to courses taught or to other aspects of the faculty member's employment at the college.

5.5 Lockable Space

Each faculty member is entitled to lockable storage space upon request. Faculty on the Main Campus should contact the Office of Academic Affairs accordingly,

and faculty on all other campuses should contact the respective Site/Center Director.

5.6 Use of Computers

Faculty are eligible to use computers on each campus. Faculty on the Main Campus should contact the Office of Academic Affairs accordingly, and faculty on all other campuses should contact the respective Site/Center Director.

5.7 The Optical Shop

The Optical Shop is located on the Main Campus (third floor). It provides eye examinations and dispenses prescription eyewear. The Contact Lens Clinic provides lens fittings. The entire college community is eligible to receive free eye examinations and receives frames, glasses, and contact lenses at reduced rates.

5.8 Classroom Equipment

Faculty may use overhead and slide projectors, VCR's, televisions, and personal computers to conduct classroom presentations. In order to use such equipment, faculty on the Main Campus should contact the Office of Information Technology (IT) accordingly, and faculty on all other campuses should contact the respective Site/Center Director. Equipment must be used appropriately.

6.0 NON-HARASSMENT

It is Interboro's policy to prohibit intentional and unintentional harassment of any individual by another person on the basis of any protected classification including, but not limited to , race, color, national origin, disability, religion, marital status, sexual orientation or age. The purpose of this policy is not to regulate our employees' personal morality, but to ensure that in the workplace, no one harasses another individual.

Anyone who feels that he or she has been subjected to conduct which violates this policy should immediately report the matter to the Human Resources Department on the Main Campus. Every report of perceived harassment will be fully investigated and corrective action will be taken where appropriate. Violation of this policy will result in disciplinary action, up to and including discharge. All complaints will be kept confidential to the extent possible, but confidentiality cannot be guaranteed. In addition, Interboro will not allow any form of retaliation against individuals who report unwelcome conduct to management in good faith or who cooperate in the investigations of such reports in accordance with the policy. Employees who make complaints in bad faith may be subject to disciplinary action, up to and including discharge.

7.0 SEXUAL HARASSMENT

It is Interboro's policy to prohibit harassment of any employee by any Supervisor, employee, student or vendor on the basis of sex or gender. The purpose of this policy is not to regulate personal morality. It is to ensure that all employees are free from harassment on the basis of sex or gender. While it is not easy to define precisely what types of conduct could constitute sexual harassment, examples of prohibitive behavior include unwelcome sexual advances, requests for sexual favors, obscene gestures, displaying sexually graphic magazines, calendars or posters, sending sexually explicit e-mails and other verbal or physical conduct of sexual nature, such as uninvited touching of a sexual nature or sexually-related comments. Depending upon the circumstances, improper conduct also can include sexual joking, vulgar or offensive conversation or jokes, commenting about an employee's physical appearance, conversation about your own or someone else's sex life and/or teasing or other conduct directed toward a person because of his or her gender which is sufficiently severe or pervasive to create an unprofessional and hostile working environment.

Anyone who feels that he or she has been subjected to conduct which violates this policy should immediately report the matter to the Human Resources Department on the Main Campus. Every report of perceived harassment will be fully investigated and corrective action will be taken where appropriate. Violation of this policy will result in disciplinary action, up and including discharge. All complaints will be kept confidential to the extent possible, but confidentiality cannot be guaranteed. In addition, Interboro will not allow any form of retaliation against individuals who report unwelcome conduct to management in good faith or who cooperate in the investigations of such reports in accordance with this policy. Employees who make complaints in bad faith may be subject to disciplinary action, up to and including discharge.

8.0 SUBSTANCE ABUSE

To help ensure a safe, healthy and productive work environment for our employees and others, to protect Interboro property, and to ensure efficient operation, Interboro has adopted a policy of maintaining a workplace free of illegal drugs. This policy applies to all employees and other individuals who perform work for Interboro.

The unlawful or unauthorized use, abuse, solicitation, theft, possession, transfer, purchase, sale or distribution of controlled substances, drug paraphernalia or alcohol by an individual anywhere on Interboro premises, while on Interboro business or while representing Interboro, is strictly prohibited. Employees also are prohibited from reporting to work or working while they are using any controlled substances, except when the use if pursuant to a licensed medical practitioner's instructions and the licensed medical practitioner authorized the employee or individual to report to work.

Violation of this policy will result in disciplinary action, up to and including discharge.

Interboro maintains a policy of non-discrimination and will endeavor to make reasonable accommodations to assist individuals recovering from substance and alcohol dependencies, and those who have a medical history which reflects treatment for substance abuse conditions.

9.0 WORKERS' COMPENSATION AND SHORT-TERM DISABILITY BENEFITS

Accidental injuries which occur during working hours or conditions caused by work activities are covered under our Workers' Compensation policy, which is paid for by Interboro. This insurance provides for the payment of medical expenses and weekly compensation payments during the period of an employee's work-related injury or illness.

Report all injuries, no matter how slight, to management as soon as possible. You must file your claim forms promptly in order for your claim to be processed and our records to be prepared properly. Failure to follow procedures may affect your ability to receive Workers' Compensation benefits.

Short-term disability benefits are also provided as required by law for non-work injuries. A long-term disability program is provided to full-time employees only after 90 days.

Both workers' compensation and short-term disability are solely monetary benefits.

10.0 MILITARY LEAVE

If you are called into active military service or you enlist in the uniformed services, you will be eligible to receive an unpaid military leave of absence. To be eligible for military leave, you must provide management with advance notice of your service obligations unless you are prevented from providing such notice by military necessity or it is otherwise impossible or unreasonable for you to provide such notice. Provided your absence does not exceed applicable statutory limitations, you will retain reemployment rights and accrue seniority and benefits in accordance with applicable federal and state laws. Please ask management for further information about your eligibility for Military Leave.

If you are required to attend yearly Reserves or National Guard duty, you can apply for an unpaid temporary military leave of absence not to exceed the number of days allowed by law (including travel). You should give management as much advance notice of your need for military leave as possible so that we can maintain proper coverage while you are away.

11.0 SOLICITATION AND DISTRIBUTION

To avoid distractions, solicitation by an employee of another employee is prohibited while either employee is on working time. "Working time" is the time an employee is engaged, or should be engaged, in performing his/her work tasks for Interboro. Solicitation of any kind by non-employees on Interboro premises is prohibited at all times.

Distribution of advertising materials, handbills, printed or written literature of any kind in working areas of Interboro is prohibited at all times. Distribution of literature by non-employees on Interboro premises is prohibited at all times.

Exceptions to these solicitation policies can only be granted by the President.

Acknowledgement of Receipt

I acknowledge that I have received and read a copy of the Interboro Institute Faculty Handbook.

I am aware that, if at any time I have questions regarding the Faculty Handbook, I should ask them of my Department Chair. Unanswered questions should be referred to the Human Resources Department.

I know that the Faculty Handbook is not a contract of employment and is not a guarantee by Interboro Institute of the conditions and benefits that are described within it. Nevertheless, the provisions of such Faculty Handbook are incorporated into this acknowledgement, and I agree that I shall abide by its provisions.

I also am aware that Interboro Institute at any time may change, add to, or delete from the provisions of the Faculty Handbook with or without prior notice.

I agree that my employment is not any definite period of time (unless otherwise provided in a separate document signed by the Chief Executive or President and may be terminated by either Interboro Institute, or myself at any time, with or without cause or prior notice.

I also understand that no representative of Interboro Institute, other than the Chief Executive or President in signed writing, has the authority to enter into any agreement that provides for employment for any specified period of time, or to assure any other personnel action, benefit, or term and condition of employment, contrary or supplemental to those described in the Faculty Handbook.

____

Faculty Member's Name (please print)

______________________________ ____________________

Faculty Member's Signature Date

Comparative Progress Charts

INTERBORO

Total Semester Hours Attempted	Cumulative GPA
1 - 16	0.50
17 - 26	0.75
27 - 37	1.30
38 - 47	1.70
48 and above	1.90
Required for graduation	2.00

BRONX COMMUNITY COLLEGE

Total Semester Hours Attempted	Cumulative GPA
0 - 11.5	0
12 – 23.5	1.67
24 – 37.5	1.78
38 – 51.5	1.88
52- 63.5	1.95
64 and above	2.00

TCI

Total Semester Hours Attempted	Cumulative GPA
0 - 6	0.50
7 - 16	1.0
17 - 26	1.30
27 – 36	1.5
37 - 46	1.7
47 and above	1.9